DataMirror Annual Report 2005

Our success is measurable.  In Fiscal 2005, DataMirror grew to over 2,000 customers and posted another year of positive GAAP earnings. Solid achievements in a challenging year, reflecting a growing appreciation of DataMirror’s real-time data integration business benefits.

Message from the Chairman

Real-time data integration is a strategic technology that provides real competitive advantage to businesses. DataMirror provides real-time, secure data integration, audit, and protection solutions that provide answers to significant business problems.

Our success is measurable. In fiscal 2005, DataMirror grew our client base to more than 2,000 and posted another year of positive GAAP earnings. Solid achievements in a challenging year, reflecting growing appreciation of DataMirror’s real-time data integration business benefits.

The initiatives we have undertaken in fiscal 2005 have positioned DataMirror for profitable growth in the coming year. We consolidated operations and realigned our business plan to respond to margin pressures exerted by the ever-stronger Canadian dollar. We were able to realize a substantial profit on our investment in Idion Technology Holdings Limited. The fourth quarter validated our approach, with a 20 percent increase in license revenue and an improvement in operating profitability of almost 60 percent quarter-over-quarter.

Revenues for the year ended January 31, 2005 were $53.3 million, compared to $60.0 million for the previous fiscal year. The GAAP net income for fiscal 2005 was $5.8 million or $0.53 per share, compared to $5.2 million or $0.46 per share in the previous fiscal year. Cash, cash equivalents, and short-term investments stood at $57.4 million or $5.44 per outstanding common share at year-end.

In a consolidating industry, we are now one of the top two pure plays in data integration. Since consolidation often causes dislocation, we expect to capture a number of solid growth opportunities by acquiring new customers and confirming new partnerships.

We anticipate a balanced increase in growth and profitability throughout fiscal 2006. We will continue to adhere to our disciplined and careful approach, maintaining our focus on core business lines—real-time, secure data integration, audit, and protection.

Our tight focus powered many achievements in fiscal 2005, including:

• Our sale of Idion, netting an after-tax gain of $6.0 million or $0.54 per share, and adding significantly to our cash position;

• The successful integration of our acquired PointBase® technology with our core product family, delivering real-time, bi-directional data integration between our customers’ Java and Web applications and their back-office; a fusion that maximizes existing IT environments by improving program and platform compatibility;

• Several new strategic alliances that we expect to increase our revenues and enhance profitability. These include such partners as Tokyo-based General Business Kitakanto Solution Co.; Panorama Software; BASF IT Services; UK-based Apex Computers International; and Realm Business Solutions;

• Our DataWorld Partner Program launch, providing global access to our expertise and the solutions necessary to solve customers’ real-time data management challenges; and

• Strengthening sales and product development. We are committed to remaining in the forefront of the data integration industry.

In a tough year of currency pressures, realignment, and cost containment, I am exceptionally grateful to our employees for their unparalleled dedication and talent in meeting and often surpassing new productivity goals. Through their efforts, our company is stronger and has established a powerful base that will help us meet any future challenges.

Our financial position is equally strong. We ended the year with our cash at record levels, providing us with the financial resources to invest in either accretive acquisitions or our own company. For example, in addition to our normal course issuer bid that repurchased approximately 8% of DataMirror’s shares during fiscal 2005, we recently completed a substantial issuer bid for approximately 19% of outstanding shares.

We also see the value of investing in the communities in which we reside. DataMirror will continue to fulfill its social responsibilities through active participation in such efforts as:

• Support for the YMCA in York Region through the creation of a CyberCafe;

• Fundraising to support charitable organizations such as the Canadian Breast Cancer Foundation – Ontario Chapter, through our annual participation in Dragon Boat racing; and

• The United Way of York Region, a strong commitment that featured the participation of 96 percent of our employees last year, garnering us the Employee Campaign Spirit Award.

We are equally committed to fulfilling our corporate governance responsibilities. At DataMirror, this goes beyond compliance. It is a commitment that reflects our careful, conservative management style.

Sustainable profitability, a strong balance sheet, enhanced employee productivity, a focus on core business lines, expanded strategic alliances, and new customers are all accomplishments in fiscal 2005 and ongoing goals for fiscal 2006. With the continued careful management of our business and the development and integration of new technologies, DataMirror is well-positioned for profitable growth in the coming year.

Surprises come in many forms in the evolution of a company. Some are good, some bad, and some provide insights into the operation of an enterprise that set the path and mark new directions for years to come. Fiscal 2005 was one of those years for DataMirror.

We know that we are well-positioned for profitable growth and that we can help our customers grow substantially as well. Our unique real-time, secure data integration, audit, and protection solutions deliver real competitive advantage to our customers and partners. We run our company conservatively, with disciplined processes and systems, and a substantial investment in research and development so that we stay ahead of the competition.

We know that we provide a complete suite of real-time data integration offerings that enable companies to integrate, protect, and monitor corporate data on an enterprise level. We deliver what many others only promise.

We know that through the richness of our unique architecture and low-impact, platform-independent approach, we are gaining significant market acceptance and customer traction, as witnessed by our solid revenue and profitable performance in fiscal 2005.

In fiscal 2005, our customers, industry analysts, partners, and competitors provided us with a positive scorecard on DataMirror’s overall performance. We knew we were doing well; we were, nevertheless, agreeably surprised at how well-regarded we are in our industry sector.

In independent feedback provided by a bonafide industry investor, DataMirror achieved consistently positive feedback.

Both customers and channel partners rate DataMirror’s reputation as “superb” and are “highly satisfied” with the wide variety of our solutions.

Our Transformation Server® (TS) technology, for example, is viewed as “excellent and differentiated by its real-time functionality.” In fact, the report concluded that there are “few true substitutes” for TS, which is viewed as “well-protected from competitive threats.”

Competitor interviews revealed that “for customers who demand real-time data integration functionality, TS is unique.”

Leading companies in retail, distribution, technology, and other industries run DataMirror to deliver real-time information and gain a competitive edge.

At the same time, DataMirror received high marks on overall reputation and product quality. “DataMirror as a company is extremely competent from top to bottom," one survey respondent said. “I’ve never run across a smarter group.”

Another noted that: “When you get a product that’s high quality and works like Transformation Server it’s like a miracle.”

A customer said that Transformation Server is his company’s standard for data integration. “It’s a key, strategic product,” this participant added.

DataMirror received equally high marks for its maintenance and service. A channel partner said that DataMirror’s support staff is a “hidden gem… the best support organization I’ve ever seen.”

Several TS customers noted that they rarely use tech support since the software works so well: “The software just runs.”

We were both pleased and proud to garner such positive feedback. The survey offered a rare chance to find out what our stakeholders really think.

Customers and industry experts have indicated that more energetic marketing, building on the solid foundation we have already laid, will be the springboard to propel DataMirror to the next stage in our corporate evolution.

That is our challenge; that is the drive for fiscal 2006. It’s time to get the message out.

Nigel Stokes, CEO, DataMirror

MANAGEMENT DISCUSSION & ANALYSIS

MARCH 24, 2005

Forward-Looking Statements

Forward-looking statements in this management discussion and analysis (“MD&A”), including statements regarding the Company’s business which are not historical facts, are made pursuant to the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and pursuant to Form 51-102F1 of National Instrument 51-102 as implemented in rules, regulations and policies of Canadian securities regulatory authorities. Forward-looking statements include statements of estimates, expectations, objectives and plans (financial and otherwise). The words "anticipate", "believe", "estimate", "expect" and similar expressions are intended to identify forward-looking statements. Such statements contain information that is forward looking and reflect the current views of DataMirror Corporation (together with its subsidiaries “DataMirror” or the “Company”) with respect to future events and are subject to certain risks, uncertainties and assumptions.  Numerous factors affect the Company's operating results and could cause the Company's actual results to differ materially from the results indicated by this MD&A or by any forward-looking statements made by, or on behalf of, the Company, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: variability of quarterly operating results; dependence upon the continued growth and success of the Company's software products; competition; the ability to develop, market, support and acquire new products in an environment of rapidly changing technology; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; pursuing, completing and integrating acquisitions could divert resources and may not achieve the intended business objectives; the ability to recruit and retain key personnel; risks of international operations, currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed herein, in the Company's Annual Information Form and other periodic filings with the United States Securities and Exchange Commission, the Ontario Securities Commission, other Canadian securities commissions, and other regulatory authorities.

The following information should be read in conjunction with the audited Consolidated Financial Statements of the Company for the years ended January 31, 2005 (“fiscal 2005”), January 31, 2004 (“fiscal 2004”), and January 31, 2003 (“fiscal 2003”) presented in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) which are in all material respects in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), except as disclosed in note 20 of the foregoing audited consolidated financial statements.  All amounts are stated in Canadian dollars unless otherwise noted.

Overview

DataMirror, a leading provider of real-time data integration, protection, audit and java database solutions, improves the integrity and reliability of information across all of the systems that create and store data.  DataMirror’s flexible and affordable integration solutions allow customers to easily and continuously detect, translate, and communicate all information changes throughout the enterprise.  DataMirror helps customers make better decisions by providing access to the continuous, accurate information they need to take timely action and move forward faster.

Over 2,000 companies have gained tangible business benefits from DataMirror software, including Debenhams, FedEx Ground, First American Bank, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad.  DataMirror is headquartered in Markham, Canada and has offices around the globe.

Critical Accounting Policies and Estimates

The Company’s consolidated financial statements are prepared in accordance with Canadian GAAP which are in all material respects in accordance with U.S. GAAP, except as disclosed in note 20 of the audited consolidated financial statements.  The preparation of the Company’s financial statements is based on the selection and application of significant accounting policies, some of which require management to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  On an on-going basis, the Company evaluates its estimates, including those related to revenue, bad debts, investment tax credits, investments, intangible assets, goodwill and income taxes.  The Company bases its estimates on historical experience and on various other assumptions that are believed at the time to be reasonable under the circumstances.  Under different assumptions or conditions, the actual results will differ, potentially materially, from those previously estimated.  Many of the conditions impacting these assumptions and estimates are outside of the Company’s control.

The Company believes that the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Revenue Recognition. The Company's revenues are generated from the sale of software licences, software maintenance and support fees and services.  Revenue is recognized in accordance with Statement of Position ["SOP"] 97-2, "Software Revenue Recognition" issued by the American Institute of Certified Public Accountants ["AICPA"] in October 1997 and amended by SOP 98-4, “Deferral of the Effective Date of a Provision of SOP 97-2”, issued in March 1998.  Software licence revenue is recognized when persuasive evidence of an arrangement exists, the related products are shipped, there are no significant uncertainties surrounding product acceptance, the fees are fixed and determinable and collection is considered probable.  Revenue from software maintenance and support agreements is recognized on a straight-line basis over the term of the related agreements.  Revenue from services is comprised of consulting, training and installation fees and is recognized at the time the services are performed.

Allowance for Doubtful Accounts.  The Company maintains an allowance for doubtful accounts for the estimated losses resulting from the inability of its customers to make required payments.  The Company performs ongoing credit evaluations of its customers’ financial condition and if the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances would likely be required.  Actual collections could materially differ from our estimates.

Investment Tax Credits.  The Company applies for investment tax credits from both the Canadian federal and provincial tax authorities relating to amounts expended on scientific research and development.  The amount of investment tax credits recorded represents management's best estimate based on its interpretation of current legislation.  However, the Canada Revenue Agency has not yet assessed all the federal claims and, therefore, the amount ultimately received could be materially different than the amount recorded.

Investments.  From time to time the Company may hold minority interests in companies having operations or technology in areas within its strategic focus, some of which are publicly traded and have highly volatile share prices.  The Company records an investment impairment charge when a decline in the value of an investment occurs which is considered to be other than a temporary impairment. Future adverse changes in market conditions or poor operating results of the companies in which the Company has invested could result in losses or an inability to recover the carrying value of the investments and may possibly require an impairment charge in the future.

Intangible Assets.  The Company has intangible assets related to acquired technology and customer lists and trademarks.  The determination of the related estimated useful lives and whether or not these assets are impaired involves significant judgments.  In assessing the recoverability of these intangible assets, the Company must make assumptions regarding estimated future cash flows, market conditions and other factors to determine the fair value of the asset.  If these estimates or their related assumptions change in the future, the Company may be required to record impairment charges for these assets not previously recorded.  In fiscal 2005, the Company did not record an impairment charge related to intangible assets.

Goodwill. The Company has goodwill assets arising from business acquisitions which are comprised of the excess of amounts paid over the fair value of net identifiable assets acquired.  The Company performs an annual assessment of the fair value of the businesses to which this goodwill relates.  In assessing the fair value of these businesses, the Company must make assumptions regarding estimated future cash flows, market conditions and other factors to determine the fair value of the business.  If these estimates or their related assumptions change in the future, the Company may be required to record impairment charges for these assets not previously recorded.  In fiscal 2005, the Company did not record an impairment charge related to goodwill.

Future Income Taxes.  The Company has future tax assets, which are subject to periodic recoverability assessments.  Realization of the Company’s future tax assets is principally dependant upon its achievement of projected future taxable income.  The Company’s judgments regarding future profitability may change due to future market and other factors.  These changes, if any, may require possible material adjustments to these future tax asset balances by recording a valuation allowance to reduce the future tax asset to the amount that is more likely to be realized.  While the Company has considered future taxable income and ongoing tax planning strategies in assessing the need for valuation allowances, in the event the Company were to determine that it would be more likely than not to be able to realize future tax assets in excess of the recorded amount, an adjustment to the future tax assets would increase income in the period such a determination were made.  Likewise, in the event the Company were to determine that it would not be able to realize all or part of its net future tax assets, an adjustment to the future tax assets would be charged against income in the period such a determination were made.

Dividends

The Company has not paid any dividends on its Common Shares in the last seven completed fiscal years.  The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the Company's future earnings, operations, capital requirements and financial condition, general business conditions and contractual restrictions on payment of dividends, if any.

Analysis of the Company’s Operations for Fiscal Year Ended January 31, 2005

The following selected consolidated financial information is derived from the audited consolidated financial statements of the Company presented in accordance with Canadian generally accepted accounting principles (“GAAP”), and must be read in conjunction with such consolidated financial statements and related notes thereto. These principles conform in all material respects with accounting principles generally accepted in the United States, except as described in note 20 to the Company’s consolidated financial statements.  Historic results are not necessarily indicative of the results that you may expect for any other future period or for a full year.

Years Ended January 31,
(000’s of Canadian $ except per share data)	2005	2004	2003

Revenue
Licence	$22,520	$29,087	$33,223
Maintenance	26,213	25,354	23,210
Services	4,534	5,551	6,057
	53,267	59,992	62,490
Cost of revenues
Licence	249	234	239
Maintenance and services	11,862	11,389	12,605
	12,111	11,623	12,844
Gross margin	41,156	48,369	49,646

Operating expenses
Sales and marketing	19,653	20,524	21,289
Research and development	10,528	9,753	10,459
General and administration	8,803	7,946	8,812
Stock-based compensation	410	512	286
Amortization of intangibles	2,951	3,098	2,740
	42,345	41,833	43,586
Operating income (loss)	(1,189)	6,536	6,060
Investment income, net	1,008	1,146	611
Gain on sale of investment	7,611	0	0
Other income	0	279	0
Losses from investment in PointBase, Inc.
Impairment of equity investment	0	0	(4,595)
Equity loss	0	0	(2,081)
Income (loss) before income taxes	7,430	7,961	(5)
Provision for income taxes	1,641	2,788	2,434
Net income (loss)	$5,789	$5,173	$(2,439)

Earnings (loss) per share
Basic	$0.53	$0.46	$(0.21)
Diluted	$0.52	$0.44	$(0.21)

Weighted average number of shares (000’s)
Basic	11,026	11,364	11,411
Diluted	11,192	11,640	11,411

BALANCE SHEET INFORMATION
As at January 31,	2005	2004	2003

Total assets	$83,543	$86,223	$81,347
Long-term obligations	$103	$1,076	$1,538

Revenue

The Company derives its revenue from three main sources: sales of software licences, software maintenance and support agreements and consulting and implementation services.

The sales of software licences have historically been on a direct basis to the Company’s customers in North America, Asia Pacific and most of Europe, while also employing indirect sales channels, such as distributors and remarketers in these territories.  In Australia, South and Central America and certain European countries, the Company sells mainly on an indirect basis through distributors or remarketers who may also provide customer support and service to end users. During fiscal 2005, licence sales through indirect sales channels accounted for 22% of revenue, up slightly from 21% in fiscal 2004 and down slightly from 24% in fiscal 2003.

Licence sales accounted for 42.3% of total revenue in fiscal 2005 as compared to 48.5% in fiscal 2004 and 53.2% in fiscal 2003.  The Company expects that software licence revenues will continue to account for a substantial portion of its revenues for the foreseeable future.

Licence revenue has historically been heavily dependent on sales of Transformation Server and iCluster (a successor to High Availability Suite) software for use in connection with IBM iSeries (AS/400) platforms, and this trend continued in fiscal 2005, accounting for 64.9% of licence revenue, as compared to 54.8% in fiscal 2004 and 66.5% in fiscal 2003.  It is expected that the Company’s future success will continue to depend on its relationship with IBM and the success of the AS/400 platform.  The Company’s sales of software relating to Unix platforms in fiscal 2005 was 14.0% of licence revenue down slightly as a percentage of licence revenue from 16.9% of licence revenue in fiscal 2004.

The Company sells single and multiple year software maintenance and support agreements with the related software licences. These agreements are generally renewed on an annual basis after expiry of their initial term. During fiscal 2005, 49.2% of the Company’s revenue was derived from customer software maintenance and support contracts, compared to 42.3% of revenue in fiscal 2004 and 37.1% in fiscal 2003.

Revenue from consulting and implementation services is derived primarily on a time-and-materials basis under a services agreement with the customer, which in some cases may be prebilled with the related software licences. During fiscal 2005, revenue from services, which includes consulting, training and other services, accounted for 8.5% of revenue, compared to 9.3% in fiscal 2004 and 9.7% in fiscal 2003.

Licence. Licence revenue in fiscal 2005 was $22,520,000 in fiscal 2005 compared to $29,087,000 in fiscal 2004 and $33,223,000 in fiscal 2003, a decrease of 22.6% and 32.2% from fiscals 2004 and 2003 respectively. The decrease in licence revenue in fiscal 2005 from fiscal 2004 was attributable to several factors including the effect of the stronger Canadian currency, price erosion due to competitive pressures in the iSeries High Availability marketplace and slower than anticipated adoption of the Company’s newer products such as iReflect and LiveAudit.

Maintenance. Maintenance revenue in fiscal 2005 was $26,213,000 compared to $25,354,000 in fiscal 2004 and $23,210,000 in 2003, an increase of 3.4% and 12.9% from fiscals 2004 and 2003 respectively. This increase was a result of maintenance revenue generated by additional licence sales since the end of fiscal 2004 and the renewal of maintenance and support contracts for licence sales completed in prior periods, offset by the effects of the stronger Canadian currency.

Services. Services revenue in fiscal 2005 was $4,534,000 compared to $5,551,000 in fiscal 2004 and $6,057,000 in 2003, a decrease of 18.3% and 25.1% from fiscals 2004 and 2003 respectively. This decrease was primarily due to the effects of the stronger Canadian currency and a decrease in demand for consulting services for the Company’s Pervasive Gateway software.

Geographical Distribution. The Company derives most of its sales revenue from international customers, with sales outside Canada usually denominated in U.S. dollars or European currencies including pounds sterling and Euros. For fiscal 2005, sales denominated in U.S. dollars and European currencies represented 58.7% and 34.3% respectively (for fiscal 2004, these were 58.8% and 33.5% respectively of the Company’s revenues), while a significant portion of the Company’s operating expenses are incurred in Canadian dollars.  Accordingly, changes in exchange rates between the Canadian dollar and these foreign currencies can positively or negatively affect the Company’s operating results.  The Company has a policy of hedging a portion of its foreign currency denominated accounts receivable.  Management recognizes that this policy can provide only short-term protection against a limited portion of the Company’s currency exposure.

The Company’s geographical revenue distribution based on the customers’ country of residence has been as follows:

Years Ended
January 31,
	2005	2004	2003

Canada	7.0%	7.8%	6.9%
United States	53.3	53.2	53.6
United Kingdom	16.8	17.4	18.7
Germany	7.7	8.3	8.1
Other	15.2	13.4	12.7
	100.0%	100.0%	100.0%

Transaction values in fiscal 2005 for sales of the Company’s products have been as large as U.S. $680,000 (2004 - U.S. $2,440,000), although a typical sale ranges from U.S. $70,000 to U.S. $100,000.  No single customer accounted for more than 0.9% of revenue in fiscal 2005 (3.4% and 1.8% of revenue for fiscals 2004 and 2003 respectively), and no single industry accounted for more than 29.2% of licence revenue in fiscal 2005 (24.7% and 23.3% of licence revenue for fiscals 2004 and 2003 respectively).

Cost of Revenue

Licence.  Cost of licence revenue consists primarily of duplication, media, packaging and shipping expenses.  For fiscal 2005, costs of licence revenue were $249,000 (1.1% of licence revenue) relatively unchanged from $234,000 (0.8% of licence revenue) for fiscal 2004 and $239,000 (0.7% of licence revenue) for fiscal 2003.

Maintenance and Services.  Costs of maintenance and service revenue consist primarily of the salary and related costs of providing those services. For fiscal 2005, costs of maintenance and service revenue were $11,862,000 (38.6% of maintenance and service revenue) compared to $11,389,000 (36.9% of maintenance and service revenue) for fiscal 2004 and $12,605,000 (43.1% of maintenance and service revenue) for fiscal 2003.

Operating Expenses

Due to the nature of the Company’s business, salary and other headcount related costs comprise a large portion of the Company’s operating expenses. In order to properly understand the Company’s operating expense trends over the last three fiscal years, a summary of the ending and average headcount by department for each of the last three fiscal years follows.

Ending Headcount
at January 31,
	2005	2004	2003

Selling and Marketing	122	168	151
Research & Development	69	91	82
General & Administrative	41	40	43
Total	232	299	276

Average Headcount for the
Year Ended January 31,
	2005	2004	2003

Selling and Marketing	151	155	166
Research & Development	80	84	92
General & Administrative	41	40	45
Total	272	279	302

Selling and Marketing. Selling and marketing expenses include expenses for sales commissions, salaries, advertising, tradeshows, promotional materials and other selling and marketing related expenses. For fiscal 2005, these expenses totaled $19,653,000 (36.9% of revenue) down slightly in dollar amount from $20,524,000 (34.2% of revenue) for fiscal 2004 and from $21,289,000 (34.1% of revenue) for fiscal 2003. The decrease is due primarily to reduced travel and the effect of a reduction of average headcount in this area, as well as a decrease caused by the impact of the stronger Canadian currency on the Company’s U.S. and European expenses. Management expects selling and marketing expenses to increase in fiscal 2006 as the Company expands its sales and marketing activities.

Research and Development. Research and development expenses include only salaries and other direct costs associated with the development of new products and are net of related investment tax credits. Research and development expenses were $10,528,000 (19.8% of revenue) for fiscal 2005 up slightly from $9,753,000 (16.3% of revenue) for fiscal 2004 and $10,495,000 (16.7% of revenue) for fiscal 2003 due mainly to the addition of the PointBase research and development team in late December 2003 and a decrease in the amount of investment tax credits recognized during the year.  The Company applies for investment tax credits from both the Canadian federal and provincial tax authorities relating to amounts expended on scientific research and development.  During fiscal 2005, $141,000 (fiscal 2004 - $806,000, fiscal 2003 - $590,000) in investment tax credits were applied to reduce operating expenses.  The amount of investment tax credits recorded represents management's best estimate based on its interpretation of current legislation.  However, the Canada Revenue Agency has not yet assessed all the federal claims and, therefore, the amount ultimately received could be materially different than the amount recorded.

General and Administration. General and administration expenses consist primarily of administrative salaries, rent, recruiting costs and professional fees. For fiscal 2005, general and administration expenses were $8,803,000 (16.5% of revenue) compared to $7,946,000 (13.2% of revenue) for fiscal 2004 and $8,812,000 (14.1% of revenue) for fiscal 2003.  The increase is due mainly to the additional administrative expenses assumed as a result of the acquisition of PointBase in December 2003 and an increase in professional and other governance related fees.

Stock-based compensation, In November 2003, the CICA made changes to Section 3870, "Stock-Based Compensation and Other Stock-Based Payments", requiring equity instruments awarded to employees be measured and expensed using the fair value method.  The main impact for the Company is to record compensation expense relating to the award of stock options to employees that the Company had previously chosen to disclose.

The Company has adopted these changes effective February 1, 2004 on a retroactive basis with restatement of prior periods.  This change resulted in a decrease to net income of $512,000 for the year ended January 31, 2004 and $286,000 for the year ended January 31, 2003, and an increase to deficit and increase to contributed surplus of $798,000 as at January 31, 2004. There was no effect on retained earnings at February 1, 2002.

For fiscal 2005, stock-based compensation was $410,000 compared to $512,000 and $286,000 for fiscals 2004 and 2003 respectively. This decrease was due to options which have expired since fiscal 2004 which was partly offset by the additional expense from options issued during fiscal 2005.

Amortization of Intangibles. For fiscal 2005, amortization of intangibles was $2,951,000 compared to $3,098,000 and $2,740,000 for fiscals 2004 and 2003 respectively. The decrease of $147,000 from fiscal 2004 is due to certain technologies becoming fully-amortized during the year, offset by additional amortization of technology acquired late in fiscal 2004.

Investment Income, Net

Investment income, net includes interest on cash equivalents, short-term investments and other investment income net of interest expense on long-term liabilities and lease obligations. In fiscal 2005, net investment income was $1,008,000 compared to $1,146,000 in fiscal 2004 and $611,000 in fiscal 2003. This decrease is primarily due to a decrease in interest rates earned on invested funds, offset by an increase in average invested cash balances resulting mainly from the funds received when the Company sold its investment in Idion Technology Holdings Limited (“Idion”) in May 2004.

Gain on Sale of Investment

In May 2004 the Company was successful in selling its investment in Idion for net proceeds of $19,894,000, resulting in a gain on sale of $7,611,000.

Other Income

In April 2003, DataMirror made an offer to acquire all of the issued and outstanding shares of PointBase, Inc (“PointBase”).  PointBase determined not to proceed with the transaction and, as a result, PointBase agreed to pay DataMirror an amount of $279,000 [US$200,000] as consideration for the cancellation of the offer.  The Company ceased its efforts to purchase PointBase as conditions at the time did not warrant further discussions.  For further discussions of the Company’s eventual acquisition of PointBase in December 2003 please refer to the acquisitions section of this document.

Losses from Investment in PointBase

In June of 2002, PointBase started a downsizing of its business, with the intent of achieving break-even operations in the short-term.  In October 2002 it became apparent that these measures would not result in profitable or break-even operations in the near future and the Company’s investment had become impaired and, accordingly, the investment was written down to the estimated value of nil.  The losses from the Company’s investment in PointBase were nil in fiscal 2005 and fiscal 2004 compared to an equity loss of $2,081,000 and an impairment charge of $4,595,000 in fiscal 2003.  The decrease was due to the investment in PointBase having been fully written off at October 31, 2002.  The Company acquired the remaining shares of PointBase in December 2003 as outlined in the acquisitions section of this document.

Income Tax Expense

During fiscal 2005, the Company recorded an income tax provision of $1,641,000 as compared to a provision of $2,788,000 in fiscal 2004 and $2,434,000 in fiscal 2003.

The combined basic Canadian federal and provincial tax rate used in determining the income tax provision for fiscal 2005 was 36.1% compared to 36.6% for fiscal 2004 and 38.8% in fiscal 2003.

The income tax provision is different from the amount calculated by applying this tax rate to the income before income taxes due to a combination of factors including: the gain on the sale of the investment in Idion being partly non-taxable, a portion of the amortization of intangibles being non-deductible for tax purposes, stock-based compensation and certain other expenses being non-deductible for tax purposes, the inability to benefit from certain foreign tax losses incurred during the year, the effect of foreign tax rates, the manufacturing and processing tax deduction and the effect of the rate changes on future taxes.

The Company has foreign non-capital loss carryforwards of approximately $3,749,000 which have no expiry date and $3,106,000 which expire over 20 years.  A valuation allowance has been recognized for all but $161,000 of the losses.

Net Income (Loss)

In fiscal 2005, the Company recorded net income of $5,789,000 ($0.53 per share) as compared to $5,173,000 ($0.46 per share) in fiscal 2004 and a net loss of $2,439,000 ($(0.21) per share) in fiscal 2003). This improvement in profitability was achieved largely through the gain recognized on the sale of the Company’s investment in Idion as the pressure of the strengthening Canadian dollar on the Company’s operations caused the level of operating profits to drop significantly, particularly in the first half of the year.

Segment Performance

The Company operates in only one industry, that being the business of developing and marketing computer software products.  The Company operates in two reportable segments, North America, which includes the Company’s recently incorporated Asia Pacific operations, and Europe, based on the geographic location of its operations.  The accounting policies followed by these segments are the same as those described in the summary of significant accounting policies contained in note 1 of the Company’s consolidated financial statements.  The Company accounts for inter-segment sales at fair value.

The Company’s reportable segments are strategic business units.  They are managed separately because each reportable segment operates in different economic marketplaces and therefore, requires different investing and marketing strategies.  The Company evaluates segment performance based on profit or loss from operations before investment income and income taxes.

In fiscal 2005, the North American segment (which includes the Company’s Asia Pacific operations, which are currently not significant) had total revenue of $35,021,000 compared to $39,918,000 in fiscal 2004 and $41,107,000 in fiscal 2003, a decrease of 12.3% and 14.8% respectively.  The drop in revenue was caused largely by the effect on revenue of the stronger Canadian dollar which dramatically impacted the US dollar based North American revenue, as well as price erosion due to competitive pressures in the iSeries High Availability marketplace and slower than anticipated adoption of the Company’s newer products such as iReflect and LiveAudit. During that same period, the North American segment had an operating loss of $2,149,000 compared to operating income of $3,732,000 in fiscal 2004 and $4,294,000 in fiscal 2003, with the reduction in operating profitability of $5,881,000 and $6,443,000 being caused mainly by the revenue decrease with a slight impact from the increase in operating expenses caused by the acquisition of PointBase in December 2003.

Revenues from the European segment were $18,246,000 in fiscal 2005 compared to $20,074,000 in fiscal 2004 and $21,383,000 in fiscal 2003, a decrease of 9.1% and 14.7% respectively due mainly to price erosion due to competitive pressures in the iSeries High Availability marketplace and slower than anticipated adoption of the Company’s newer products such as iReflect and LiveAudit.  During that same period, European segment operating income was $960,000 compared with $2,804,000 in fiscal 2004 and $1,766,000 in fiscal 2003, a decrease of $1,844,000 and $806,000 respectively due mainly to the revenue decreases.

Quarterly Results of Operations

The following table sets forth certain unaudited information for each of the eight most recent quarters, the last of which is ended January 31, 2005.  The information has been derived from the Company’s unaudited consolidated financial statements that, in management’s opinion, have been prepared on a basis consistent with the audited consolidated financial statements contained elsewhere in this MD&A and include all adjustments necessary for a fair presentation of the information presented.  Past performance is not a guarantee of future performance, and this information is not necessarily indicative of results for any future period.

Year ended January 31, 2005
Quarter ending	Jan. 31	Oct. 31	July 31	Apr. 30
	(in 000's of CDN$, except per share data, unaudited)

Total revenue	$13,765	$13,076	$13,299	$13,127

Operating income (loss)	$475	$302	($580)	($1,386)

Net income (loss)	$254	$308	$6,053	($826)

Earnings (loss) per share
Basic	$0.02	$0.03	$0.54	($0.07)
Diluted	$0.02	$0.03	$0.54	($0.07)

Year ended January 31, 2004
Quarter ending	Jan. 31	Oct. 31	July 31	Apr. 30
	(in 000's of CDN$, except per share data, unaudited)

Total revenue	$16,355	$16,077	$14,240	$13,320

Operating income (loss)	$1,786	$2,396	$1,613	$741

Net income (loss)	$1,342	$1,714	$1,502	$615

Earnings (loss) per share
Basic	$0.12	$0.15	$0.13	$0.05
Diluted	$0.11	$0.15	$0.13	$0.05

Year ended January 31, 2003
Quarter ending	Jan. 31	Oct. 31	July 31	Apr. 30
	(in 000's of CDN$, except per share data, unaudited)

Total revenue	$17,780	$15,745	$14,823	$14,142

Operating income (loss)	$4,578	$1,128	$489	($135)

Net income (loss)	$3,208	($4,309)	($310)	($1,028)

Earnings (loss) per share
Basic	$0.28	($0.38)	($0.03)	($0.09)
Diluted	$0.28	($0.38)	($0.03)	($0.09)

Liquidity and Capital Resources

Since its inception, the Company has financed its cash requirements from the sale of equity securities, funds provided by shareholders, bank lines of credit, long-term debt and capital lease financing.  In December 1996 the Company completed an initial public offering of 2,000,000 common shares for net proceeds of $9,377,000, and in September 1997 raised net proceeds of $15,721,000 through the issue of 1,600,000 special warrants (subsequently converted into 1,600,000 common shares).  In April 2000, the Company raised net proceeds of $34,151,000 through the issuance of 1,305,000 common shares.  The proceeds from these financings were used for general corporate purposes, including research and development of new products and technologies, expansion of the Company’s sales and marketing organization and activities, for working capital and for acquisitions.

As at January 31, 2005 the Company had cash, cash equivalents and short-term investments of $57,436,000, compared to $42,006,000 at the end of fiscal 2004. The increase in cash, cash equivalents and short-term investments was primarily due to cash flow from operations and cash received from the sale of the Company’s investment in Idion less funds used to repurchase shares under the Company’s normal course issuer bid.  For the year ended January 31, 2005, cash flow from operations was $4,959,000, a decrease of $5,204,000 over cash flow from operations of $10,163,000 in fiscal 2004 and $10,949,000 over cash flow from operations of $4,959,000 in fiscal 2003, due mainly to a decrease in the level of operating profitability.  The Company's investing activities consisted primarily of purchases of capital assets and transactions regarding the Company’s investment in Idion.  During fiscal 2005, capital expenditures of $875,000 (2004 - $1,190,000; 2003 – $1,859,000) were financed internally and none were financed under capital lease facilities.  Capital assets acquired were primarily computer hardware and software utilized in research and development activities and leasehold improvements to the Company’s head office facilities.  The Company expects that its capital expenditures will increase in support of higher levels of research and development activities and as its sales and administration employee base grows.  As mentioned previously, the Company sold it’s investment in Idion for net proceeds of $19,894,000 compared to making investments in Idion of $2,417,000 and $8,949,000 in fiscals 2004 and 2003 respectively.  Financing activities during the year consisted of capital lease payments and share capital transactions.  During fiscal 2005 the Company used $9,223,000 (2004 - $3,987,000; 2003 - $1,557,000) in cash to repurchase 898,400 (2004 – 317,500; 2003 – 163,600) of its common shares under a normal course issuer bid and raised an additional $805,000 (2004 - $1,779,000; 2003 - $821,000) through the issuance of 89,414 (2004 – 221,310; 2003 – 152,715) common shares pursuant to the Company’s stock option plans.

The Company has available short-term bank credit facilities of $3,000,000 bearing interest at the prime rate plus 0.5% and £150,000 [$350,000] bearing interest at the prime rate in the United Kingdom plus 3.00%.  Under a general security agreement and a source code escrow agreement, all of the Company’s assets, including the source code for the Company’s software, are pledged as collateral for these credit facilities.  As at January 31, 2005 there was no outstanding indebtedness under these credit facilities other than letters of credit of $170,000 (2004 - $181,000).  Management believes that its current cash, cash equivalents and short-term investments together with continued positive cash flow from operations will be adequate to fund the Company’s short-term financial requirements with the exception of acquisition related cash requirements.  The Company’s short-term financial requirements may increase substantially if the Company makes any significant acquisitions.  Short-term financial requirements related to acquisitions may include direct and indirect costs including restructuring and other expenses related to integrating and refinancing the acquired business.  In the short-term, the Company does not plan on making any acquisitions that would result in short-term financial requirements exceeding the sources of cash described above.  In the long-term, the Company may finance its long-term requirements from the sale of equity securities, by borrowing under bank lines of credit, by issuing long-term debt or by entering into capital lease financing arrangements.

On February 8, 2005, the Company announced a substantial issuer bid [the “bid”] under which it indicated its intention to purchase for cancellation up to 2,000,000 of its common shares at a price of not less than $8.50 and not more than $10.00 per common share.  The bid was made by way of a Dutch auction tender, which provided shareholders with the opportunity to specify the price at which they were willing to sell their common shares.  The actual purchase price of $10.00 per common share, which was announced on March 22, 2005, was determined through an auction mechanism and was the lowest price within the price range at which the Company could purchase 2,000,000 of its common shares.  After making the necessary adjustments to avoid creating odd lots from the bid, the actual number of shares purchased for cancellation was 2,002,039.  All common shares tendered at or below $10.00 (subject to prorating and disregarding fractions and odd lots) were purchased at $10.00 and immediately cancelled.  The total purchase price including the costs associated with the offer was approximately $20,620,000, and will be accounted for as a reduction in share capital of $11,432,000 and an increase in deficit of $9,188,000.

Commitments and Contractual Obligations

As of January 31, 2005, the Company had future commitments and contractual obligations as summarized in the following table. These commitments are principally comprised of operating leases for the Company’s leased premises and computer equipment.

(Canadian $)	Payments Due By Periord
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years
Operating Leases	5.974,000	2,410,000	2,345,000	1,219,000	0
Total Contractual Obligations	5,974,000	2,410,000	2,345,000	1,219,000	0

The Company does not enter into off-balance sheet financing as a matter of practice except for operating leases as disclosed above. In accordance with GAAP, neither the lease liability nor the underlying asset is carried on the balance sheet, as the terms of the leases do not meet the criteria for capitalization.

Transactions with Related Parties

In the normal course of operations during fiscal 2003, the Company entered into several different transactions with SmartSales Inc. (see further discussion in the acquisitions section of this document), a company with a common Chairman of the Board of Directors and significant shareholder, the Company’s CEO and significant shareholder, Nigel Stokes.  In fiscal 2005 and fiscal 2004 there were no transactions with SmartSales.  In fiscal 2003, the related party transactions with SmartSales consisted of rental income of $51,000.  These transactions in fiscal 2003 were made at market prices under normal trade terms and conditions.  During fiscal 2003, SmartSales Inc. entered into receivership and the Company wrote off its rent receivable of $77,000.

Acquisitions

As at March 31, 2005, other than the transactions listed below, there are no proposed asset or business acquisitions or dispositions that the Company’s board of directors, or senior management who believe that confirmation of the decision by the board is probable, have made a decision to proceed with.

On December 18, 2003, the Company completed an agreement and plan of merger and acquired one hundred percent control of PointBase, Inc. in a cash transaction valued at approximately $3.3 million at closing, with certain additional amounts which would have become payable contingent on future revenue or proceeds that could have been received in connection with the acquired business. DataMirror is accounting for the acquisition under the purchase method. The term during which the contingent consideration could have become payable earned expired in December 2004 with no additional payments becoming due.

On January 7, 2003, the Company acquired the technology and certain related assets of SmartSales Inc., a developer of CRM solutions, in a cash transaction. The Company acquired current assets valued at $15,000, capital assets valued at $22,000 and technology valued at $362,000 for cash consideration of $399,000. The technology acquired was amortized over a term of one year.

Effective September 1, 2000, the Company acquired certain assets and liabilities of Constellar, a company engaged in the business of developing and marketing computer software products.  The acquisition has been accounted for under the purchase method of accounting. As part of the purchase agreement, further cash payments of up to U.S. $3,000,000 are payable contingent on certain revenue targets being generated from the acquired technology during the three-year period ending August 31, 2003.  In November 2001, a payment of $724,000 was made in payment of contingent consideration of $856,000 for the period ended August 31, 2001 less a holdback of $132,000 related to assets purchased which were not realized.  The additional contingent payment has been added to the value of the technology acquired, bringing the total value of technology acquired to $12,382,000.  No payment of contingent consideration is due for the periods ended August 31, 2002 and August 31, 2003.

The Company expects to continue to explore and pursue acquisitions as a strategy to build its distribution channels, enhance its product offerings, increase its market share in its existing markets, and achieve revenue growth. The consideration and completion of possible acquisitions may divert significant management time and other resources, including financial resources, of the Company. It is not certain that future acquisitions will achieve their business objectives.

Changes in Accounting Policies

In November 2003, the CICA made changes to Section 3870, "Stock-Based Compensation and Other Stock-Based Payments", requiring equity instruments awarded to employees be measured and expensed using the fair value method.  The main impact for the Company is to record compensation expense relating to the award of stock options to employees that the Company had previously chosen to disclose.

The Company has adopted these changes effective February 1, 2004 on a retroactive basis with restatement of prior periods.  This change resulted in a decrease to net income of $512,000 for the year ended January 31, 2004 and $286,000 for the year ended January 31, 2003, and an increase to deficit and increase to contributed surplus of $798,000 as at January 31, 2004.  There was no impact on retained earnings at February 1, 2002.

In March 2003, the CICA issued handbook section 3110, “Asset Retirement Obligations”.  The new standard establishes the requirement for the recognition, measurement and disclosure of the legal and contractual obligations for the retirement of long-lived assets.  The standard requires that the fair value of the liabilities related to the asset retirement be recognized in the period in which they are incurred.  The liability is accreted over time through periodic changes to income.  In addition, the asset retirement cost is capitalized as part of the carrying value of the related long-lived assets and depreciated over the asset’s useful life.  The adoption of section 3110, effective February 1, 2004, had no financial impact on the Company.

As permitted by Statement 123 “Accounting for Stock-Based Compensation”, the Company currently accounts for share-based payments to employees using APB 25’s intrinsic value method and, as such, generally recognizes no compensation cost for employee options under U.S. GAAP.  In December 2004, an amended Statement 123 “Share-Based Payment” [“Statement 123(R)”) was issued, which requires all share-based payments to employees to be recognized in the income statement based on their fair value.

The Company expects to adopt Statement 123(R) for U.S. GAAP purposes on August 1, 2005.  While Statement 123(R) requires, on a prospective basis, the recognition of compensation cost for all employee awards that are outstanding and unvested on the effective date, the Company is permotted to choose whether it restates prior periods.  The Company is currently reviewing theses alternatives and has not yet determined the methodology for implementation.

The impact of adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future, however, the Company had the Company adopted Statement 123(R) in prior periods, the impact would have approximated the impact of Statement 123 as described in the disclosure of profoma net income (loss) and earnings (loss) per share in note 20 [d] to the consolidated financial statements.

The Financial Accounting Standards Board issued Interpretation No. 46, “Consolidation of Variable Interest Entities” [“Interpretation 46”] in December 2003.  Similar to AcG-15 in Canadian GAAP, Interpretation 46 provides criteria and guidelines to determine whether an entity is a variable interest entity to the Company for consolidation purposes.  The Company has reviewed its policies and determined that there is no impact on the consolidated financial statements as a result of the Company adopting these pronouncements.

In November 2001, the Accounting Standards Board (“AcSB”) approved AcG-13, an accounting guideline establishing conditions which must be satisfied in order to apply hedge accounting.  The Company adopted these guidelines effective February 1, 2004. There was no impact to the Company upon adoption of this guideline.

Risks and Uncertainties

An investment in the Company’s Common Shares involves certain risks and uncertainties which should be carefully considered.  The following risk factors, each of which could have a material adverse effect on the Company’s business, results of operations and financial condition, and on the value or market price of the Company’s Common Shares, should be considered carefully in addition to the other information contained in this Management Discussion & Analysis (including information incorporated by reference herein).

Limited Operating History; Uncertainty of Future Operating Results.  The Company’s predecessor was incorporated on November 19, 1993 and did not earn revenue until 1995.  While the Company earned operating income for fiscal 2003 and fiscal 2004, it incurred an operating loss for fiscal 2005.  Due to the Company's short operating history, the uncertainty of continued acceptance of the Company's products, the rapid evolution of competitive software products, and the other risk factors discussed herein, there can be no assurance that the Company will be able to sustain its recent revenue growth or to achieve or sustain profitability or positive cash flow from operations in the future.

Variability of Quarterly Operating Results.  The Company’s revenue and results of operations have fluctuated significantly on a quarterly basis and the Company expects substantial variability of future quarterly operating results due to a variety of factors.  These factors include:  (i) the timing of the release of new software products and enhanced versions of existing products by the Company; (ii) the introduction of new products and product enhancements by the Company's competitors; (iii) market acceptance of and demand for the Company's products; (iv) the strength or weakness of global markets for the Company’s products and for computer platforms and databases with which the Company’s products operate, in particular the IBM iSeries (AS/400) platform; (v) changes in operating expenses, including possible increases related to the introduction of new and enhanced products; (vi) the timing of receipt of orders from major customers; (vii) general economic factors, including the potential negative effect of actual or perceived weakening of global economic conditions on the level of spending by the Company’s customers and prospective customers; (viii) concentration of revenues in the last month of each quarter and in the fourth quarter of the fiscal year; (ix) the proportion of revenues attributable to licence fees versus service revenues; and (x) changes in pricing policies by the Company or its competitors.  Accordingly, the Company believes that period to period comparisons of results of operations are not necessarily meaningful and historical results should not be relied upon as indicative of future performance.  The Company’s operating expenses are based in part on anticipated short term revenue levels and are relatively fixed in the short term.  As a result, if revenues are not realized as expected, the Company’s operating results could be materially adversely affected.  Variability of future quarterly operating results may cause volatility in the market price of the Common Shares.  In addition, due to some or all of the foregoing factors, it is possible that in some future quarter the Company's operating results will be below the expectations of market analysts and investors.  In such event, the price of the Company's Common Shares would likely be materially adversely affected.

Product Markets and Product Acceptance.  To date the Company has derived a large portion of its licence revenue from its Transformation Server and iCluster (a successor to High Availability Suite) products, particularly for the IBM iSeries (AS/400) platform.    The Company expects that sales of Transformation Server software, and particularly Transformation Server for the iSeries, as well as iCluster, will continue to represent a substantial portion of its revenue for the foreseeable future.  With the acquisition of Constellar Hub and the release of iReflect, the Company expects to derive increased revenues from products that operate in conjunction with Oracle databases.  A decline in the market for IBM's iSeries (AS/400) or other hardware platforms on which the Company’s products operate, or for applications and data management software for such platforms, may occur as a result of new competitive products, price, technological changes or other factors.  The Company's future results of operations will depend, in part, on achieving broader market acceptance of its software products, as well as on its ability to continue to enhance these products to meet the evolving needs of customers.  Future results may also depend on the strength or weakness of global markets for computer platforms and databases with which the Company’s products operate, including the IBM iSeries (AS/400) platform and Oracle databases.  A decline in these markets, or the inability of the Company to achieve broader acceptance of its products or to enhance its products as required to meet market demand, could have a material adverse effect on the Company's business, results of operations and financial condition.  The Company’s PointBase products depend on the acceptance and use of Java and the promotion and backing of Java by Sun Microsystems, Inc.  Any change in the viability or support for Java or Sun would have an adverse effect on the market for PointBase products.

Product Development, Acquisition and Technological Change.  The market for integration and resiliency software is characterized by rapid technological change and frequent new product introductions and enhancements.  The Company must continue to develop, create or acquire new products and update existing products to reflect technological changes and market developments in hardware platforms, operating systems and database technology platforms in order to compete effectively.  Such product development or acquisition may require the Company to invest substantial amounts in research and development on an ongoing basis.  Although the Company may seek to acquire businesses or technologies from time to time, there can be no assurance that any such acquisition will be available on acceptable terms or at all, or that the Company will be able to successfully consummate or integrate any such potential acquisition.  The development cycle for new products may be significantly longer than development cycles experienced by the Company for its prior products and upgrades.  The introduction of products embodying new technologies and the emergence of new industry standards could render the Company's existing products, and products currently under development, obsolete and unmarketable.  The Company's future success will depend on its ability to enhance its current products and to develop and introduce new products that keep pace with technological developments, respond to customer requirements and achieve market acceptance.  In addition to decreasing revenues as products reach the end of their natural life cycles, if the Company were unable to develop upgrades or new products in a timely manner due to resource constraints or technological or other reasons, the Company could experience decreases in future sales and revenues.  There can be no assurance that the Company's future products or enhancements will keep pace with technological change or satisfy market needs or that the Company will successfully develop, acquire or market any future products.

Competition.  The market for integration and resiliency software is new and continuously evolving. Given the variety of uses for the Company’s products and the range of platforms, operating systems and databases on which they operate, the Company faces competition from many competitors, including other independent software vendors, database vendors and large hardware manufacturers who also offer data integration tools.  The Company competes in markets that are competitive, subject to and affected by changes in technology, product innovations and the actions of its competitors. Based on the variety of operating systems, databases and hardware platforms upon which the Company’s products operate, the Company can expect a number of sources of competition.  In fiscal 2005, the Company faced increased pricing pressures from competitors in the iSeries High Availability marketplace. The Company also faces significant competition from in-house development departments within businesses that may develop custom software for the specific data movement or integration requirements of their enterprises.  Current and potential competitors may have or may in the future establish alliances or cooperative relationships among themselves or with potential customers and may rapidly acquire significant market share.  In addition, many of the Company’s competitors and potential competitors are significantly larger than the Company and have significantly longer operating histories, greater financial resources and more market and brand recognition than the Company.  The Company believes that it must continue to develop new products and introduce enhancements to its existing products in a timely manner to remain competitive.  In addition, the Company believes that its ability to compete depends on many factors within and outside its control, including product functionality, performance, price, reliability, vendor and product reputation, customer service and support, sales and marketing efforts, product distribution and product releases both by the Company and its competitors.  Even if the Company introduces new and enhanced products, it may not be able to compete effectively because of the significantly greater financial, marketing and other resources available to some of its competitors.  As the markets for the Company's products expand, additional competition may emerge and competitors may commit more resources to competitive products.  There can be no assurance that the Company will be able to compete successfully in current or future markets or that competitive pressures will not have a material adverse effect on the Company's business, results of operations and financial condition.

Dependence on Continued Growth of the Database and Data Integration Markets and the Internet.  The Company believes key future uses of its software will be for business data integration and data and application resiliency (high systems availability) applications, such as e-commerce applications, data distribution to and from data warehouses and other data stores, enterprise application integration, workload balancing, and back-up protection against planned and unplanned system outages.  Consequently, the Company's future financial performance will depend in part on the growth in the utilization of databases and in the number of data warehouse installations.  The database and data warehouse markets are rapidly evolving, and there can be no assurance that such markets will be sustained at their current size or continue to grow.  In addition, to the extent that the Company’s products may be used in electronic commerce and Internet-based applications, the Company’s future financial performance will depend in part on the reliability, growth in use and public acceptance of the Internet, particularly for the conduct of business-to-business and business-to-consumer commercial transactions.  In addition, there is no assurance that the Company's products will adequately address the requirements of customers or keep pace with changes in any of these markets.

Dependence on Relationships with Complementary Vendors.  The Company believes that it is important to develop, maintain, and enhance close associations with complementary hardware and software vendors.  In particular, it is important that the Company maintain its existing relationship with IBM due to the Company’s dependence on the IBM iSeries market.  In the High Availability market the Company depends on IBM rebates and incentives offered to IBM customers who purchase software from IBM High Availability Business Partners to encourage customers to purchase the Company’s software.   There can be no assurance that IBM won’t terminate the Company’s status as a High Availability Business Partner.  This would have a direct negative impact on sales of the Company’s High Availability software.  The Company also depends on IBM to market and promote the Company and its products to IBM sales employees, IBM business and channel partners and end user customers.  There can be no assurance that IBM will continue to market and promote the Company and its products, that IBM will not enter the market for High Availability or integration software directly, or that the Company will be able to maintain its existing relationships or enter into new relationships.  The Company's failure to do so could adversely affect the portability of the Company's products to, and compatibility and integration with, existing and new platforms, software applications and databases and the timing of the introduction of new and enhanced products by the Company.  In addition, failure to do so could affect the Company's ability to leverage third party distribution channels and increase its market presence.  IBM has plans to add heterogeneous replication functionality to its WebSphere Information Integration product. IBM has also acquired Ascential Software, a direct competitor to the Company which may discourage purchases of the Company’s Transformation Server product which competes with the Ascential products.

Dependence on Distribution Channels.  A portion of the Company's revenue is derived from the sale of its products through third parties.  There can be no assurance that the direct sales model will continue to work effectively for new products or that it will scale effectively as the Company attempts to grow its revenue from existing products.  There can be no assurance that the Company will be able to retain a sufficient number of its existing or future re-marketers and distributors, that such re-marketers and distributors will not give higher priority to the sale of other products (which could include products of competitors) or that these re-marketers and distributors will devote sufficient resources to marketing of the Company's products.   The Company depends on IBM business partners to remarket and distribute its products and there can be no assurance that IBM will continue to promote the Company to its business partners.  The Company’s future success depends on the Company’s ability to recruit partners in new channels like business intelligence, and application platform integration. The performance and financial strength of third party re-marketers and distributors is outside the control of the Company and the Company is unable to predict the extent to which these parties will be successful in marketing and selling the Company's products.  A reduction in sales efforts or discontinuance of sales of the Company's products by its re-marketers and distributors could lead to reduced sales and could, as a result, have a material adverse effect on the Company's business, results of operations and financial condition.  In addition, other methods of product distribution may become important in the future, such as Internet access to products and services and other electronic distribution.  The Company's success will depend, in part, upon its ability to attract and retain sufficient direct sales personnel, to maintain and expand access to existing channels of distribution and to gain access to new channels if and when they develop.

Dependence on Key Personnel.  The success of the Company depends upon the continued contributions of key personnel including members of its senior management, including Nigel Stokes, Chairman, President and Chief Executive Officer, the loss of one or more of whom could have a material adverse effect on the Company.  There can be no assurance that the Company will be able to retain these individuals or recruit other qualified personnel.  The Company believes that its future success will also depend in large part on its ability to attract and retain highly skilled technical, managerial and sales and marketing personnel.  Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining the personnel required to continue to grow.

Risks Associated with International Operations.  The Company intends to continue to make efforts to increase international sales and anticipates that international sales will continue to account for a significant portion of its revenue.  These sales are subject to certain risks and costs associated with international operations, including the difficulty and expense of staffing and administering business abroad, difficulties in accounts receivable collection, complications in complying with foreign laws and domestic and international import and export laws and regulations and costs related to localizing products for foreign markets and translating and distributing products in a timely manner.  Significant international sales may also expose the Company to greater risk from political and economic instability, potential adverse tax consequences, unexpected changes in Canadian or other governmental policies concerning import and export of goods and technology, other regulatory requirements and tariffs and other trade barriers.  In addition, while U.S. and Canadian copyright law, international conventions and international treaties may provide meaningful protection against unauthorized duplication of software, the laws of some foreign jurisdictions may not protect proprietary rights to the same extent as the laws of the United States or Canada.  Software piracy has been, and can be expected to be, a persistent problem for the software industry.  Although to date the Company has not experienced any of the foregoing factors with its key products to any significant extent, there can be no assurance that these factors will not be experienced by the Company in the future or that they will not have a material adverse effect on the Company's business, results of operations and financial condition.  In addition, international earnings may be subject to taxation by more than one jurisdiction or other adverse tax consequences, which could also materially adversely affect the Company's results of operations.

Global Economic Conditions.  The Company’s operating results may vary significantly based upon the impact of actual or perceived changes in global economic conditions on its customers.  The global economic environment since 2001 is more uncertain than in prior periods and has the potential to have a material adverse effect on the Company and its operating results.  The Company’s revenue and operating results depend in large part on the overall demand for integration and resiliency solutions, and related computer software and services.  A reduction of demand for integration and resiliency solutions and related computer software and services caused by actual or perceived weakening in the global economy may result in decreased revenues and lower growth rates for the Company.  Customers may defer or reconsider purchasing products from the Company if they experience a downturn in their business or if there is a downturn in general economic conditions.

Software Defects.  The Company's products are technically complex and may contain undetected errors or performance problems.  There can be no assurance that such errors or performance problems will not be discovered in the future, which may cause delays in product introduction and shipments, require design modifications or result in damage to the Company's reputation, loss of revenue, loss of market share, delay in market acceptance or product liability or other claims against the Company.  Furthermore, there can be no assurance that the Company will be able to correct any such errors on a timely basis, or at all.  Correction of errors or other defects may require significant expenditures by the Company.  Provisions contained in the Company’s licence agreements that are designed to limit the Company’s exposure to potential claims, as well as any liabilities arising from such claims,  may not effectively protect the Company against some or all of such claims and the liability and costs associated therewith.  Any of these possible occurrences could have a material adverse effect on the Company's business, results of operations or financial condition.

Potential Infringement Liability.  As the number of software products in the industry increases and the functionality of these products further overlaps, it is possible that software developers will become increasingly subject to infringement claims.  Moreover, there has been an increase in the number of patents issued in Canada and the United States relating to computer software, and, accordingly, the risk of patent infringements in the industry can be expected to increase, potentially resulting in an increase in patent infringement claims.  Shopplex.com Corporation carrying on business as Teilhard Technologies and Juxtacomm Technologies Inc. filed and served a Statement of Claim against the Company alleging infringement of a Canadian Patent (No. 2,241,767) and certain other related claims on July 15, 2004.  By Order dated November 10, 2004, the Federal Court of Canada struck out all of the allegations of infringement in the Statement of Claim but provided the plaintiff with leave to amend.  The Plaintiff filed an amended Statement of Claim and the Company filed and served the plaintiff with a motion to strike out the allegations of infringement again.  The motion is scheduled to be heard on April 26, 2005.  The Company believes the claims of infringement are without merit and intends to defend this matter vigorously.  There can be no assurance that third parties will not assert infringement claims against the Company in the future.  Such claims may result in costly litigation, diversion of management time and resources, financial liability or a requirement that the Company suspend licensing of its products or redesign its products, or enter into royalty or licensing agreements.  Furthermore, there can be no assurance that the Company would be able to successfully redesign its products, if required, or that any such royalty or licensing agreements will be available on reasonable terms, or at all.  Any such claim or the results thereof could have a material adverse effect on the Company's business, results of operations or financial condition.

Dependence on Maintenance Renewals.  The Company realises a significant portion of its revenue from maintenance and support services provided in connection with the products that it licences.   There can be no assurance that licencees will continue to renew their maintenance and support services or that the Company will be able to charge its current rates for maintenance and support services in the future.

Risks Related to Acquisitions.  Pursuing, completing, and integrating recent and potential acquisitions, including the PointBase acquisition, could divert management’s attention and financial resources and may not produce the desired business results.  In the past the Company has made acquisitions of products and businesses. In the future, the Company may engage in additional selective acquisitions of other products or businesses.  There can be no assurance that management will be able to identify additional suitable acquisition candidates available for sale at reasonable prices, consummate any acquisition, or successfully integrate any acquired product or business into the Company’s operations. Further, acquisitions may involve a number of special risks, including: (a) diversion of management’s attention;  (b) disruption to the Company’s ongoing business; (c) failure to retain key acquired personnel; (d) difficulties in assimilating acquired operations, technologies, products, and personnel; (e) unanticipated expenses, events, or circumstances; and (f) assumption of legal and other undisclosed liabilities.  If the Company does not successfully address these risks or any other problems encountered in connection with an acquisition, the acquisition could have a material adverse effect on the Company’s business, results of operations, and financial condition.  In addition, if the Company proceeds with an acquisition, available cash may be used to complete the transaction, or shares may be issued which could cause a dilution to existing shareholders.

Enforcement of Judgements.  The enforcement by investors of civil liabilities under the federal securities laws of the United States may be affected adversely because: the Company is incorporated under the laws of Ontario; all of its officers and directors, with the exception of Bryan E. Plug, are non-residents of the United States; and the Company and a substantial portion of its assets are located outside the United States.

Seasonality.  The Company depends on both direct and indirect sales for the revenue for its iCluster and HA Suite products.  The sale of these products is often linked to the sale of IBM hardware by IBM Business Partners.  Generally, sales of these products are strongest in the calendar quarter ending December 31st and are reflected in the Company's fourth fiscal quarter of each year.  There can be no assurance that the Company will continue to be successful with the indirect sales model or will continue to partner with motivated distributors as the Company tries to grow revenue from these products.  A weak calendar fourth quarter for IBM hardware and IBM Business Partners will adversely affect revenue from these products.  In uncertain economic times customers may delay purchases until the end of their budgetary years which usually occur in the calendar fourth quarter.  This may adversely affect revenue in other quarters or for the year in the event of economic disruption in the calendar fourth quarter.

Financial Instruments

Interest Rate Risk

The Company’s exposure to interest rate fluctuations relates primarily to its investment portfolio, since the Company has no borrowings outstanding under its line of credit at January 31, 2005.

The Company invests its cash in a variety of short-term Canadian dollar denominated financial instruments, including government bonds, commercial paper and banker’s acceptances.  The portfolio is diversified and consists primarily of investment grade securities to minimize credit risk.  Cash balances in foreign operations are generally invested in term deposits in the local operating banks.  The investment in short-term financial instruments carries a degree of interest rate risk, and consequently the Company’s future investment income may fall short of expectations due to changes in short-term interest rates.  The investment in short-term financial instruments is not for trading purposes.  Management estimates that average invested cash, cash equivalents, and short-term investments balances should be approximately $40,000,000, therefore a 1% change in interest rates could affect interest income by as much as $400,000 for the year.

Foreign Currency Risk

In addition to Canada and the United States, the Company also operates in the United Kingdom, Germany and other European countries and is therefore exposed to market risks related to foreign currency fluctuations between these currencies.  The Company derives most of its sales revenue from international customers, with sales outside Canada usually denominated in U.S. dollars or European currencies including pounds sterling and Euros.  Accordingly, changes in exchange rates between the Canadian dollar and these foreign currencies can positively or negatively affect the Company’s operating results.  The Company has a policy of hedging a portion of its foreign currency denominated accounts receivable.  However, management recognizes that this policy can provide only short-term protection against a limited portion of the Company’s currency exposure.   The appreciation of the Canadian dollar requires the Company to become more productive in order to maintain its margins.  Although the Company has taken and will continue to focus on increasing the productivity of its Canadian operations there is no guarantee it will be successful in maintaining its current margins. The financial instruments utilized by the Company pursuant to its hedging policy are not purchased for trading purposes and the Company does not enter into foreign exchange contracts for speculative purposes.

During fiscal 2005, the Company entered into forward currency contracts to sell U.S. dollars for Canadian dollars to hedge the future collection of its accounts receivable denominated in U.S. dollars.  At January 31, 2005, no U.S. dollar forward currency contracts were outstanding. Subsequent to year-end, U.S. $4,000,000 of forward currency contracts were purchased at exchange rates of approximately 1.24, maturing within sixty days of the financial year end.  These contracts hedge substantially all of the Company's U.S. dollar based accounts receivable.  During fiscal 2005, the Company incurred a foreign exchange gain of $75,000 compared to a loss of $85,000 in fiscal 2004.

The following table provides a sensitivity analysis on the Company’s exposure to changes in foreign exchange rates. For foreign currencies where the Company engages in material transactions, the following table quantifies the impact that a 10% decrease against the Canadian dollar would have had on the Company’s total revenues, operating expenses and pre-tax net income for the year ended January 31, 2005.

	Total Revenue	Operating Expenses	Pre-tax Net Income
United States Dollar	$(3,130)	$(811)	$(2,319)
British Pound	(864)	(717)	(147)
Euro	(960)	(535)	(425)

Business Outlook

During fiscal 2005, the Company faced significant pressure on its operating margins due to the continued strengthening of the Canadian currency.  With the headcount realignment completed in January 2005, the Company feels it has adjusted its overhead and business model to drive increased revenue and improved operating margins in fiscal 2006 and beyond.  The Company intends to adopt the US dollar as its reporting currency for fiscal 2006, as it better reflects the Company’s true revenue growth and enhances comparability of the Company’s results against its US based competitors.

The Company’s balance sheet is strong and the business model had been realigned to address the margin pressures caused by the stronger Canadian currency.  Our solutions help companies keep pace with real-time business requirements by allowing the continuous availability of live, secure corporate and customer data across the enterprise and beyond.  By creating an adaptive, real-time enterprise in which critical information is integrated and available on demand, companies can adapt quickly to business and economic volatility, address regulatory compliance requirements such as Basel II and Sarbanes-Oxley, and address performance and accountability pressures.  We feel these solutions will continue to resonate in the marketplace.

Some of the key growth issues the Company faces include building and managing its direct and indirect sales channels, improving its marketing efforts to enhance general market awareness of its products and continuing to improve the efficiency and functionality of its existing products.  The Company continues to invest in these areas in order to achieve its growth objectives.

The Company believes its near and long-term prospects for success remain strong, and recently demonstrated that belief though our substantial issuer bid.  We remain committed to our objective of generating significant value for our shareholders, customers, business partners and employees and believe the Company is well-positioned for profitable growth in the coming year.

Other Information

The Company has only one class of shares that are issued and outstanding, these being the Common Shares of the Company.  As at March 24, 2005, 8,554,802 Common Shares of the Company were issued and outstanding, with an additional 498,124 Common Shares of the Company that could become issuable if all options exercisable at March 24, 2005 were exercised.  851,138 stock options were outstanding at March 24, 2005.

Additional information relation the Company, including the Company’s Annual Information Form (AIF), is available on SEDAR at www.sedar.com.

Management’s Responsibility for Financial Reporting

The accompanying Consolidated Financial Statements are the responsibility of management and have been approved by the Board of Directors. Management believes that the Consolidated Financial Statements fairly reflect the form and substance of transactions and that the Consolidated Financial Statements reasonably present the Company’s financial position and results of operations in conformity with Canadian generally accepted accounting principles.  Management has included in these financial statements amounts based on estimates and judgments that it believes are reasonable under the circumstances. Financial and operating data elsewhere in the annual report are consistent with the information contained in these financial statements.

In fulfilling its responsibilities, management has developed and maintains a system of internal controls. These controls ensure that assets are safeguarded from loss or unauthorized use and that financial records are reliable for the purpose of preparing Consolidated Financial Statements.

Ernst & Young LLP, the independent auditors appointed by the shareholders of the Company, have audited the Consolidated Financial Statements in accordance with Canadian generally accepted auditing standards and they provide an objective, independent review of the fairness of reported operating results and financial position. The Board of Directors of the Company has an Audit Committee which meets with financial management and the independent auditors to review accounting, auditing, internal accounting controls and financial reporting matters.

Nigel Stokes

Peter Cauley

Chairman, President and

Vice President Finance and

Chief Executive Officer

Chief Financial Officer

AUDITORS' REPORT

To the Shareholders of

DataMirror Corporation

We have audited the consolidated balance sheets of DataMirror Corporation as at January 31, 2005 and 2004 and the consolidated statements of income (loss), shareholders' equity and cash flows for each of the years in the three-year period ended January 31, 2005.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  We were not engaged to perform an audit of the Company’s internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at January 31, 2005 and 2004 and the results of its operations and its cash flows for each of the years in the three-year period ended January 31, 2005 in accordance with Canadian generally accepted accounting principles.

As described in note 2 to the consolidated financial statements, the Company changed its accounting policy for stock-based compensation effective February 1, 2004.

          “Ernst & Young LLP”

Toronto, Canada,

March 4, 2005. Except note 21,

  which is as of March 22, 2005

Chartered Accountants

DataMirror Corporation

CONSOLIDATED BALANCE SHEETS

[in thousands of Canadian dollars]

As at January 31

2005 2004
$ $
[restated
- note 2]
ASSETS
Current
Cash and cash equivalents [note 3] 9,517 9,286
Short-term investments [note 4] 47,919 32,720
Accounts receivable 9,972 11,797
Prepaid expenses 1,644 1,803
Future tax assets [note 14] 3,004 2,540
Total current assets 72,056 58,146
Capital assets, net [note 5] 3,410 3,845
Investment tax credits recoverable [note 13] — 1,019
Investment [note 6] — 12,185
Intangibles, net [note 7] 2,902 5,853
Goodwill [note 8] 5,175 5,175
83,543 86,223

LIABILITIES AND SHAREHOLDERS' EQUITY
Current
Accounts payable and accrued liabilities 3,700 5,544
Deferred revenue 22,083 18,839
Capital lease obligations [note 10] — 32
Income taxes payable 929 1,785
Total current liabilities 26,712 26,200
Future tax liabilities [note 14] 103 1,076
Total liabilities 26,815 27,276
Commitments and contingencies [notes 13, 15, 16 and 18]

Shareholders' equity
Share capital [note 11] 60,318 64,625
Deficit (4,300) (5,978)
Contributed surplus 1,208 798
Cumulative translation adjustment (498) (498)
Total shareholders' equity 56,728 58,947
83,543 86,223

See accompanying notes

On behalf of the Board:

Nigel Stokes

Donald Lenz

Director

Director

DataMirror Corporation

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

[in thousands of Canadian dollars, except per share data]

Years ended January 31

$ $ $
[restated [restated
- note 2] - note 2]
REVENUE
Licence 22,520 29,087 33,223
Maintenance 26,213 25,354 23,210
Services 4,534 5,551 6,057
53,267 59,992 62,490

Cost of revenue
Licence 249 234 239
Maintenance and services 11,862 11,389 12,605
12,111 11,623 12,844
Gross margin 41,156 48,369 49,646

OPERATING EXPENSES
Selling and marketing 19,653 20,524 21,289
Research and development [note 13] 10,528 9,753 10,459
General and administration 8,803 7,946 8,812
Stock-based compensation [notes 2 and 12] 410 512 286
Amortization of intangibles 2,951 3,098 2,740
42,345 41,833 43,586
Operating income (loss) (1,189) 6,536 6,060
Investment income, net [note 10] 1,008 1,146 611
Gain on sale of investment [note 6] 7,611 — —
Other income [note 18] 279
Losses from investment in PointBase [note 18]
Impairment of equity investment — — (4,595)
Equity loss — — (2,081)
Income (loss) before income taxes 7,430 7,961 (5)
Provision for (recovery of) income taxes [note 14]
Current 3,078 3,758 2,762
Future (1,437) (970) (328)
1,641 2,788 2,434
Net income (loss) for the year 5,789 5,173 (2,439)

Earnings (loss) per share
Basic $0.53 $0.46 $(0.21)
Diluted $0.52 $0.44 $(0.21)

Weighted average number of shares
outstanding [000's] [note 11[c]]
Basic 11,026 11,364 11,411
Diluted 11,192 11,640 11,411

See accompanying notes

DataMirror Corporation

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

[in thousands of Canadian dollars]

Years ended January 31

Retained Cumulative Total
Common shares earnings translation Contributed shareholders
Shares Amount (deficit) adjustment surplus equity
# $ $ $ $ $
[000's]

Balance, January 31, 2002 11,472 64,740 (5,883) (498) — 58,359
Net loss for the year, [restated -note2] — — (2,439) — — (2,439)
Exercise of stock options [note 12] 153 821 — — — 821
Stock-based compensation expense included in net loss [note 2] — — — — 286 286
Repurchase of common shares [note 11[b]] (164) (924) (633) — — (1,557)
Balance, January 31, 2003, [restated – note 2] 11,461 64,637 (8,955) (498) 286 55,470
Net income for the year, [restated -note 2] — — 5,173 — — 5,173
Exercise of stock options [note 12] 221 1,779 — — 1,779
Stock-based compensation expense included in net income [note 2] — — — — 512 512
Repurchase of common shares [note 11[b]] (317) (1,791) (2,196) — — (3,987)
Balance, January 31, 2004, [restated – note 2] 11,365 64,625 (5,978) (498) 798 58,947
Net income for the year — — 5,789 — — 5,789
Exercise of stock options [note 12] 89 805 — — — 805
Stock-based compensation expense included in net income [note 2] — — — — 410 410
Repurchase of common shares [note 11[b]] (898) (5,112) (4,111) — — (9,223)
Balance, January 31, 2005 10,556 60,318 (4,300) (498) 1,208 56,728

See accompanying notes

DataMirror Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

[in thousands of Canadian dollars]

Years ended January 31

2005 2004 2003
$ $ $
[restated [restated
- note 2] - note 2]
OPERATING ACTIVITIES
Net income (loss) for the year 5,789 5,173 (2,439)
Add (deduct) items not affecting cash
Amortization of capital assets 1,310 1,410 1,630
Amortization of intangibles 2,951 3,098 2,740
Stock-based compensation [note 2] 410 512 286
Future income taxes (1,437) (970) (328)
Gain on sale of investment [note 6] (7,611) — —
Other income [note 18] — (279) —
Impairment of investment in PointBase, Inc. — — 4,595
Equity loss from investment in PointBase, Inc. — — 2,081
Non-cash interest expense — — 63
Non-cash foreign exchange loss — — 59
Non-cash operating expense — 32 186
Investment tax credits recoverable 1,019 645 776
2,431 9,621 9,649
Net change in non-cash working capital balances
related to operations 2,528 542 6,259
Cash provided by operating activities 4,959 10,163 15,908

INVESTING ACTIVITIES
Additions to capital assets (875) (1,190) (1,859)
Purchase of short-term investments (50,125) (32,720) (25,802)
Maturity of short-term investments 34,926 25,802 27,422
Investment in Idion Technology Holdings Limited (98) (2,417) (8,949)
Proceeds from sale of investment [note 6] 19,894 — —
Acquisition of intangibles — (30) (332)
Acquisition of business, net of cash [note 18] — (1,328) —
Other income [note 18] — 279 —
Cash provided by (used in) investing activities 3,722 (11,604) (9,520)

FINANCING ACTIVITIES
Repayment of long-term debt — — (1,586)
Payments of capital lease obligations (32) (90) (114)
Exercise of stock options 805 1,779 821
Repurchase of share capital (9,223) (3,987) (1,557)
Cash used in financing activities (8,450) (2,298) (2,436)

Net increase (decrease) in cash and equivalents
during the year 231 (3,739) 3,952
Cash and cash equivalents, beginning of year 9,286 13,025 9,073
Cash and cash equivalents, end of year 9,517 9,286 13,025

Supplemental cash flow information
Interest paid 70 16 119
Income taxes paid 2,840 1,354 238

See accompanying notes

DataMirror Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[Tabular amounts in thousands of Canadian dollars, except per share data]

January 31, 2005

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Generally accepted accounting principles

The consolidated financial statements of DataMirror Corporation [the "Company"] have been prepared in accordance with Canadian generally accepted accounting principles ["Canadian GAAP"], which are in all material respects in accordance with accounting principles generally accepted in the United States ["U.S. GAAP"], except as disclosed in note 20.  The Company is incorporated under the laws of Ontario.

Basis of consolidation

The consolidated financial statements include the accounts of the Company together with its wholly-owned subsidiary companies.  All significant inter-company transactions and balances have been eliminated upon consolidation.  The purchase method is used to account for acquisitions and the results of operations of subsidiaries are included from the dates of their respective acquisitions.

Use of estimates

The preparation of these consolidated financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of these consolidated financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual amounts may vary from the current estimates.

Cash and cash equivalents

Cash and cash equivalents include highly liquid investments having maturity dates of up to three months when purchased and are valued at cost, which approximates their fair value.

Short-term investments

Short-term investments include highly liquid investments with maturity dates of over three months and less than one year when purchased and are valued at the lower of cost and market, which approximates their fair value.

DataMirror Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[Tabular amounts in thousands of Canadian dollars, except per share data]

January 31, 2005

Capital assets

Capital assets are recorded at cost less accumulated amortization and related investment tax credits.  Amortization is provided over the estimated useful life of the related asset.  Computer equipment and software are amortized on a declining balance basis at rates varying from 30% to 50%.  Furniture and equipment are amortized on a declining balance basis at 20%.  Leasehold improvements are amortized on a straight-line basis over the term of the related lease.

Leases

Leases are classified as either capital or operating.  Those leases which transfer substantially all the benefits and risks of ownership of property to the Company are accounted for as capital leases.  The capitalized lease obligation reflects the present value of future lease payments, discounted at the appropriate interest rate, and is reduced by rental payments net of imputed interest.  Assets under capital leases are amortized based on the useful life of the asset.  All other leases are accounted for as operating with rental payments being expensed as incurred.

Investment

The Company's investment in Idion Technology Holdings Limited ["Idion"] was recorded at cost as the Company did not have significant influence over the affairs of Idion and was not able to obtain adequate financial information from Idion to enable the Company to account for its investment using the equity method.

A decline in the value of an investment which is considered to be other than a temporary impairment in value is charged against income in the period that such determination is made.

Intangibles

Intangibles are comprised of acquired technology, customer lists and trademarks which are recorded at cost.  Amortization is provided for on a straight-line basis over 12 to 64 months.

Impairment of long-lived assets

The Company reviews long-lived assets such as capital assets and intangible assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.  When indicators of impairment of the carrying value of the assets exist, and the carrying value is greater than the net recoverable value, an impairment loss is recognized to the extent that the fair value is below the carrying value.

DataMirror Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[Tabular amounts in thousands of Canadian dollars, except per share data]

January 31, 2005

Goodwill

Goodwill arises on business acquisitions and comprises the excess of amounts paid over the fair value of net identifiable assets acquired.

Goodwill is not amortized and is tested annually for impairment in value.  The Company perfoms annual impairment testing as of November 1.  In addition to the annual impairment test, the Company will perform an impairment test if an event occurs or circumstances change that would reduce the fair value of goodwill below its carrying amount.

To accomplish impairment testing, the Company compares the fair values of the reporting units to their carrying amounts.  If the carrying values of the reporting units exceed their fair value, the Company would perform the second step of the impairment test.  In the second step, the Company compares the implied fair values of the reporting units' goodwill to their carrying amounts, and any excess is recognized as an impairment charge.

Earnings (loss) per share

Basic earnings (loss) per share are calculated on net income (loss) for the year using the weighted average number of shares outstanding.  Diluted earnings per share reflect the dilution that would occur if outstanding stock options were exercised into common shares using the treasury stock method.  The computation of diluted earnings per share does not include stock options with dilutive potential that would have an anti-dilutive effect on earnings per share.

Stock-based compensation plans

The Company has two stock-based compensation plans, which are described in note 12.

The Company uses the fair value based method to account for all stock-based awards to employees and non-employees granted after February 1, 2002.  The estimated fair value of options granted is determined using the Black-Scholes option pricing model and is recorded as a charge to income over the vesting period of the options with a corresponding credit recorded as contributed surplus.

Research and development costs

Research costs are expensed as incurred.  Development costs are expensed as incurred unless a project meets the criteria under Canadian GAAP for deferral and amortization.  The Company has not deferred any such development costs to date.  Research and development costs are reduced by related investment tax credits.

Government assistance

Government assistance, consisting of investment and other tax credits, is recorded using the cost reduction method.  Such government assistance is recorded when the qualifying expenditure is made and where there is reasonable assurance that investment and other tax credits will be realized.

DataMirror Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[Tabular amounts in thousands of Canadian dollars, except per share data]

January 31, 2005

Foreign currency translation

The Company's subsidiaries are considered to be integrated operations.  Accordingly, the temporal method is used to translate the foreign operations of the subsidiary companies.  The temporal method is also used to translate foreign currency denominated transactions and balances.  Under this method, monetary assets and liabilities denominated in foreign currencies are translated at exchange rates prevailing at the consolidated balance sheet dates.  Non-monetary assets and liabilities are translated at historical exchange rates.  Revenue and expenses, excluding amortization, are translated at average rates prevailing during the year.  Amortization is translated at weighted average historical rates.  The resulting net gain or loss on translation is included in the consolidated statements of income (loss) in the year incurred.

The Company enters into foreign exchange forward contracts to minimize its exposure to fluctuations in foreign currency exchange rates.  These derivative contracts do not qualify for hedge accounting and therefore the contracts are recorded at fair value at each consolidated balance sheet date with the corresponding gains and/or losses recorded in the consolidated statements of income (loss).

Revenue recognition and deferred revenue

The Company's revenues are generated from the sale of software licences, software maintenance and support fees and services.

Revenue is recognized in accordance with Statement of Position ["SOP"] 97-2, "Software Revenue Recognition" issued by the American Institute of Certified Public Accountants ["AICPA"] in October 1997 and amended by SOP 98-4 issued in March 1998.  Software licence revenue is recognized when persuasive evidence of an arrangement exists, the related products are shipped, there are no significant uncertainties surrounding product acceptance, the fees are fixed and determinable and collection is considered probable.  Revenue from software maintenance and support agreements is recognized on a straight-line basis over the term of the related agreements.  Revenue from services is comprised of consulting, training and installation fees and is recognized at the time the services are performed.

Deferred revenue is comprised of software maintenance and support fees and consulting revenue for which services have yet to be provided.

Income taxes

The Company accounts for income taxes using the liability method of tax allocation.  Under the liability method of tax allocation, future tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the substantively enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.  The Company provides a valuation allowance on future tax assets when it is not more likely than not that such assets will be realized.

DataMirror Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[Tabular amounts in thousands of Canadian dollars, except per share data]

January 31, 2005

2. NEW ACCOUNTING PRONOUNCEMENTS

Stock-based compensation and other stock-based payments

In November 2003, the CICA made changes to Section 3870, "Stock-Based Compensation and Other Stock-Based Payments", requiring equity instruments awarded to employees be measured and expensed using the fair value method.  The main impact for the Company is to record compensation expense relating to the award of stock options to employees that the Company had previously chosen to disclose.

The Company has adopted these changes effective February 1, 2004 on a retroactive basis with restatement of prior periods.  This change resulted in a decrease to net income of $512,000 for the year ended January 31, 2004 and $286,000 for the year ended January 31, 2003, and an increase to deficit and increase to contributed surplus of $798,000 as at January 31, 2004. There was no effect on retained earnings at February 1, 2002.

Asset retirement obligations

Effective February 1, 2004, the Company adopted CICA Handbook Section 3110, “Asset Retirement Obligations”.  The new standard establishes the requirement for the recognition, measurement and disclosure of the legal and contractual obligations for the retirement of long-lived assets.  The standard requires that the fair value of the liabilities related to the asset retirement be recognized in the period in which they are incurred.  The liability is accreted over time through periodic changes to income.  In addition, the asset retirement cost is capitalized as part of the carrying value of the related long-lived assets and depreciated over the asset’s useful life.  The adoption of this standard had no financial impact on the Company.

3. CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of the following:

As at January 31, 2005 2004
$ $

Cash 5,222 6,689
Bankers' acceptances 4,295 2,597
9,517 9,286

The bankers' acceptances for 2005 bear interest at a  rate of approximately 2.5% [2004 - 2.6%] with expiry dates extending up to one month from January 31, 2005 [2004 - one month from January 31, 2004].

DataMirror Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[Tabular amounts in thousands of Canadian dollars, except per share data]

January 31, 2005

4. SHORT-TERM INVESTMENTS

Short-term investments consist of the following:

As at January 31, 2005 2004
$ $

Commercial paper 47,919 32,720

Short-term investments consist of commercial paper bearing interest at a rate of approximately 2.3% [2004 – 2.5%] and maturity dates of up to two months from January 31, 2005 [2004 - one month from January 31, 2004].

5. CAPITAL ASSETS

Capital assets consist of the following:

As at January 31, 2005 Net
Accumulated book
Cost amortization value
$ $ $

Computer equipment and software 10,949 8,760 2,189
Furniture and equipment 2,353 1,612 741
Leasehold improvements 1,633 1,153 480
14,935 11,525 3,410

As at January 31, 2005 Net
Accumulated book
Cost amortization value
$ $ $

Computer equipment and software 10,271 7,793 2,478
Furniture and equipment 2,278 1,411 867
Leasehold improvements 1,533 1,023 500

14,072 10,227 3,845

Capital assets include assets under capital leases of approximately nil [accumulated amortization of nil] as at January 31, 2005 and $165,000 [accumulated amortization of $128,000] as at January 31, 2004.

6. INVESTMENT

The investment is as follows:

As at January 31, 2005 2004
$ $

Idion Technology Holdings Limited — 12,185

On May 18, 2004 the Company was successful in selling its investment in Idion for net proceeds of $19,894,000, resulting in a gain of $7,611,000.

DataMirror Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[Tabular amounts in thousands of Canadian dollars, except per share data]

January 31, 2005

7. INTANGIBLES

Intangibles consist of the following:

As at January 31, 2005 Net
Accumulated book
Cost amortization value
$ $ $

Acquired technology 8,607 7,247 1,360
Customer lists and trademarks 6,377 4,835 1,542
Deferred compensation 307 307 —
15,291 12,389 2,902

As at January 31, 2004 Net
Accumulated book
Cost amortization value
$ $ $

Acquired technology 8,607 5,564 3,043
Customer lists and trademarks 6,377 3,567 2,810
Deferred compensation 307 307 —
15,291 9,438 5,853

8. GOODWILL

Goodwill consists of the following:

As at January 31, 2005 2004
$ $

Opening balance 5,175 3,118
Additions [note 18] — 2,057
5,175 5,175

At November 1, 2004, the Company performed its annual impairment test of goodwill.  Based on the results of step one of the annual impairment test, the Company determined that there was no potential impairment to goodwill at that date and, therefore, was not required to perform step two of the annual impairment test.

9. BANK CREDIT FACILITIES

At January 31, 2005 and 2004, the Company had available credit facilities of $3,000,000 bearing interest at the prime rate plus 0.5% and £150,000 [$350,000] bearing interest at the prime rate in the United Kingdom plus 3.0%.  Under a general security agreement and a source code escrow agreement, all of the Company's assets, including the source code for the Company's software, are pledged as collateral for these credit facilities.  As at January 31, 2005 and 2004, no amounts have been drawn against these facilities other than letters of credit of $170,000 [2004 - $181,000].

DataMirror Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[Tabular amounts in thousands of Canadian dollars, except per share data]

January 31, 2005

10. CAPITAL LEASE OBLIGATIONS

Future minimum annual lease payments with imputed interest rates ranging from 7.3% to 8.4% and expiry dates to June 21, 2004 are as follows:

As at January 31, 2005 2004
$ $

2005 — 36
— 36
Less amount representing imputed interest — (4)
— 32
Less current portion — (32)
— —

Included in investment income, net is interest expense relating to capital lease obligations of $4,000 [2004 - $8,000; 2003 - $13,000].

11. SHARE CAPITAL

[a]

Authorized and outstanding

The Company has authorized an unlimited number of common and preferred shares.  At January 31, 2005, the Company has 10,556,000 common and no preferred shares outstanding [2004 - 11,365,000 and nil, respectively].

[b] Shares purchased for cancellation

Under a normal course issuer bid [the "Bid"] effective September 21, 2003 the Company indicated its intention to purchase up to 565,623 of its outstanding common shares.  The Bid expired on September 20, 2004.  Under a new bid [the "New Bid"], effective September 21, 2004, the Company indicated its further intention to additionally purchase up to 549,470 of its outstanding common shares.  The New Bid expires on September 20, 2005.  During the year ended January 31, 2005, the Company purchased for cancellation 898,400 common shares [2004 - 317,500; 2003 - 163,600] for cash consideration of $9,223,000 [2004 - $3,987,000; 2003 - $1,557,000].  As a result, stated capital was reduced by $5,112,000 [2004 - $1,791,000; 2003 - $924,000] and deficit was increased by $4,111,000 [2004 - $2,196,000; 2003 - $633,000].

[c]

Earnings (loss) per share

The reconciliation of the denominator in calculating diluted per share amounts is as follows:

As at January 31, 2005 2004 2003
# # #

Weighted average number of shares outstanding, basic [000’s] 11,026 11,364 11,411
Effect of dilutive stock options [000’s] 166 276 —
Weighted average number of shares
outstanding, diluted [000’s] 11,192 11,640 11,411

DataMirror Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[Tabular amounts in thousands of Canadian dollars, except per share data]

January 31, 2005

[d]

Share purchase plan

Under a share purchase plan the Company issued nil shares [2004 - nil; 2003 - nil] for consideration of nil [2004 - nil; 2003 - nil].

12. STOCK-BASED COMPENSATION PLANS

At January 31, 2005, the Company has two stock-based compensation plans for the purpose of providing shares to directors, officers and employees.  The first plan was established on December 12, 1996.  Options under this plan generally vest over four years from the date of grant and expire five years from the date of grant.  The second plan was established on June 14, 2000 with similar attributes.  The number of common shares reserved for issuance under the first and second plans are 1,208,000 and 793,000, respectively.

A summary of the status of the Company's stock-based compensation plans as at January 31, 2005, 2004 and 2003 and changes during the years then ended is presented below:

	2005		2004		2003
		Weighted		Weighted		Weighted
		average		average		average
		exercise		exercise		exercise
	Options	price	Options	price	Options	price
	#	$	#	$	#	$

Outstanding,
beginning of year	1,231,234	12.71	1,118,496	11.32	1,267,661	10.89
Granted	140,000	10.43	438,985	13.62	273,792	10.98
Exercised	(89,414)	9.00	(221,310)	8.04	(152,715)	5.38
Expired	(425,682)	13.57	(104,937)	11.55	(270,242)	12.33
Outstanding,
end of year	856,138	12.29	1,231,234	12.71	1,118,496	11.32

Options exercisable,
End of year	510,149		594,153		506,400

	Options outstanding			Options exercisable
		Weighted
	Outstanding	average	Weighted	Vested and	Weighted
	at	remaining	average	exercisable at	average
Range of exercise	January 31,	contractual	exercise	January 31,	exercise
prices	2005	life	price	2005	price
$	#	[years]	$	#	$

5.63 - 8.45	216,188	3.3	7.13	118,143	6.61
8.46 - 12.68	329,345	2.3	10.99	183,051	11.04
12.69 - 19.02	246,930	2.2	16.13	145,280	16.18
19.03 - 27.97	63,675	0.7	21.66	63,675	21.66
5.63 - 27.97	856,138	2.4	12.29	510,149	12.80

DataMirror Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[Tabular amounts in thousands of Canadian dollars, except per share data]

January 31, 2005

The Company utilizes the Black-Scholes option valuation model to estimate the fair value of options granted based on the following assumptions:

Years ended January 31, 2005 2004 2003

Risk-free interest rate 3.3% 3.3% 4.3%
Expected dividend yield 0% 0% 0%
Expected volatility 0.469 0.453 0.742
Expected option life [years] 2.0 2.1 2.2
Weighted average fair values of options granted $2.89 $3.96 $4.92

The Black-Scholes option valuation model used by the Company to determine fair values was developed for use in estimating the fair value of freely traded options that are fully transferable and have no vesting restrictions.  This model requires the use of highly subjective assumptions, including future stock price volatility and expected time until exercise.  Because the Company's outstanding stock options have characteristics that are significantly different from those of traded options, and because changes in any of these assumptions can materially affect the fair value estimate, in management's opinion, the existing models may not provide a reliable single measure of the fair value of its stock options.

13. GOVERNMENT ASSISTANCE

The Company applies for investment tax credits from both the Canadian federal and provincial tax authorities relating to amounts expended on scientific research and development.  During the year, $141,000 [2004 - $806,000; 2003 - $590,000] in investment tax credits were applied to reduce operating expenses.  The amount of investment tax credits recorded represents management's best estimate based on its interpretation of current legislation.  However, the Canada Revenue Agency has not yet assessed all the federal claims and, therefore, the amount ultimately received could be materially different than the amount recorded.

DataMirror Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[Tabular amounts in thousands of Canadian dollars, except per share data]

January 31, 2005

14. INCOME TAXES

Significant components of the Company's future tax assets and liabilities are as follows:

As at January 31, 2005 2004
$ $

FUTURE TAX ASSETS
Current
Deferred revenue 2,909 2,451
Other 95 89
3,004 2,540
Less valuation allowance — —
3,004 2,540

FUTURE TAX ASSETS
Long-term
Tax benefit of loss carryforwards and tax credits 2,626 2,480
Book depreciation in excess of tax depreciation 704 —
Share issue costs — 155
3,330 2,635
Less valuation allowance (2,568) (2,387)
762 248

FUTURE TAX LIABILITIES
Long-term
Tax depreciation in excess of book depreciation (609) (809)
Scientific research investment tax credits (256) (513)
Other — (2)
(865) (1,324)
(103) (1,076)

Of the above valuation allowances recorded as at January 31, 2005, $1,102,000 [2004 - $1,150,000] are attributable to future tax assets for which any subsequently recognized tax benefits will be allocated to reduce goodwill related to the acquisition of PointBase, Inc..

DataMirror Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[Tabular amounts in thousands of Canadian dollars, except per share data]

January 31, 2005

The following table reconciles the income tax expense computed at the rates specified in Canadian tax statutes to the reported income tax expense:

Years ended January 31, 2005 2004 2003
$ $ $

Income tax expense (recovery) at combined Canadian federal and provincial income tax rate of 36.1% [2004 - 36.6%; 2003 - 38.6%] 2,684 2,914 (2)
Effect of foreign tax rate differences (80) (183) (141)
Foreign tax losses not tax benefited 211 150 137
Manufacturing and processing profits deduction (21) (81) (283)
Items not deductible for income tax purposes 306 227 377
Ontario research and development incentives (20) — —
Non-taxable portion of gain on sale of investment (1,374) — —
Non-deductible loss from investment in PointBase, Inc. — — 2,578
Benefit of foreign tax losses not previously recognized — — (282)
Effect of rate changes on future income taxes — (11) (315)
Other (65) (228) 365
Income tax expense 1,641 2,788 2,434

Significant components of the provision for income taxes are as follows:

Years ended January 31, 2005 2004 2003
$ $ $

Current tax expense 3,078 3,758 2,762
Future income tax benefit relating to origination and reversal of temporary differences (1,437) (959) (13)
Future income tax recovery resulting
from rate change — (11) (315)
Income tax expense 1,641 2,788 2,434

The Company has foreign non-capital loss carryforwards of approximately $3,749,000 which have no expiry date and $3,106,000 which expire over 20 years.  A valuation allowance has been recognized for all but $161,000 of the losses.

DataMirror Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[Tabular amounts in thousands of Canadian dollars, except per share data]

January 31, 2005

15. LEASE COMMITMENTS

The Company has entered into agreements to lease office facilities and equipment for which the future annual lease payments are approximately as follows:

$

2006 2,410
2007 1,281
2008 1,064
2009 975
2010 244

16. FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

Foreign currency risk

The Company is exposed to foreign currency risk from fluctuation in foreign currency rates.  Increases and decreases in foreign currency rates could impact the Company's net income (loss) for the year.

During the year ended January 31, 2005, the Company incurred a foreign exchange gain of $75,000 [2004 - loss of $85,000; 2003 - loss of $326,000].

Hedging activities

During the year, the Company entered into foreign currency forward contracts to sell U.S. dollars for Canadian dollars to hedge the future collection of its accounts receivable denominated in U.S. dollars.  At January 31, 2005, no U.S. dollar foreign currency forward contracts were outstanding. Subsequent to year end, U.S. $4,000,000 of foreign currency forward contracts were purchased at exchange rate of approximately 1.24, maturing within 60 days of the financial year end.  These contracts hedge substantially all of the Company's U.S. dollar based accounts receivable.  The Company does not enter foreign currency forward contracts for speculative purposes.

 During the year ended January 31, 2005, the Company incurred a foreign exchange gain from hedging activities of $285,000 [2004 - gain of $781,000; 2003 – gain of $134,000], which is included in the overall foreign exchange gain/loss disclosed above.

Current financial assets and liabilities

Due to the short period to maturity of these financial instruments, the carrying values as presented in the consolidated balance sheets are reasonable estimates of their fair values.

The Company’s short-term investments consist of commercial papers.  At January 31, 2005, the weighted average effective interest rate was 2.3% [2004 – 2.5%] .

Risk management

Short-term investments are placed exclusively with entities having ratings of at least R1-low by a recognized Canadian debt-rating agency.

Credit risk related to the Company's trade receivables is minimized due to its large customer base, geographical distribution and diversification of operations.

DataMirror Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[Tabular amounts in thousands of Canadian dollars, except per share data]

January 31, 2005

In addition to Canada and the United States, the Company also operates in the United Kingdom, Germany and other European countries and is therefore exposed to market risks related to foreign currency fluctuations between these currencies.

17. SEGMENTED INFORMATION

The Company operates in only one industry, that being the business of developing and marketing computer software products.  The Company has two reportable segments, North America, which includes the Company's Asia Pacific operations, and Europe, based on the geographic location of its operations.  The accounting policies followed by these segments are the same as those described in the summary of significant accounting policies.  The Company accounts for intersegment sales at fair value.

The Company's reportable segments are strategic business units.  They are managed separately because each reportable segment operates in different economic marketplaces and therefore, requires different investing and marketing strategies.  The Company evaluates segment performance based on income or loss from operations before investment income and income taxes.

The following table presents certain information with respect to the reportable segments described above:

Years ended January 31, 2005 2004 2003
$ $ $

REVENUE
North American customers 35,021 39,918 41,107
Intersegment 4,758 5,077 5,100
39,779 44,995 46,207
European customers 18,246 20,074 21,383
Elimination of intersegment revenue (4,758) (5,077) (5,100)
53,267 59,992 62,490

OPERATING INCOME (LOSS)
North America (2,149) 3,732 4,294
Europe 960 2,804 1,766
(1,189) 6,536 6,060

AMORTIZATION
North America 4,051 4,228 3,949
Europe 210 280 421
4,261 4,508 4,370

CAPITAL ASSET ADDITIONS
North America 811 1,100 1,696
Europe 64 90 163
875 1,190 1,859

DataMirror Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[Tabular amounts in thousands of Canadian dollars, except per share data]

January 31, 2005

As at January 31, 2005 2004
$ $

IDENTIFIABLE ASSETS
North America 64,138 66,184
Europe 11,328 9,011
75,466 75,195
Intangibles 2,902 5,853
Goodwill 5,175 5,175
83,543 86,223

GOODWILL
North America 2,532 2,532
Europe 2,643 2,643
5,175 5,175

Summaries of revenue, segmented according to the customers' country of residence, and of capital assets, intangibles and goodwill, segmented according to the country in which the assets are located, are as follows:

Years ended January 31, 2005 2004 2003
$ $ $

REVENUE
Canada 3,725 4,662 4,285
United States 28,403 31,918 33,498
United Kingdom 8,942 10,414 11,675
Germany 4,093 4,977 5,092
Other 8,104 8,021 7,940
53,267 59,992 62,490

As at January 31, 2005 2004
$ $

CAPITAL ASSETS, INTANGIBLES AND
GOODWILL
Canada 8,335 11,575
Germany 2,715 2,711
Other 437 587
11,487 14,873

DataMirror Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[Tabular amounts in thousands of Canadian dollars, except per share data]

January 31, 2005

18. PRIOR YEAR ACQUISITIONS

At January 31, 2003, the Company owned approximately 25% of the outstanding shares of PointBase, Inc. [“PointBase”], a developer and marketer of computer software products which has developed an embedded, scaleable relational database written completely in Java.  The investment was written off in the fiscal year ended January 31, 2003 when it became apparent that measures taken by the management of PointBase would not result in profitable or break-even operations in the near future.

In April 2003, the Company made an offer to acquire all of the issued and outstanding shares of PointBase.  PointBase determined not to proceed with the transaction and, as a result, PointBase agreed to pay the Company an amount of $279,000 [U.S. $200,000] as consideration for the cancellation of the offer, which is included in other income.  The Company ceased its efforts to purchase PointBase as conditions at the time did not warrant further discussions.

Pursuant to an agreement and plan of merger effective December 12, 2003, the Company acquired control of the remaining shares of PointBase for consideration of approximately U.S. $2,500,000. The acquisition has been accounted for under the purchase method of accounting.  Consequently, the results of operations of PointBase are included in these consolidated financial statements from that date forward.

The purchase transaction is summarized as follows:

$

Assets acquired
Cash 1,684
Other current assets 426
Capital assets 134
Intangibles 1,565
Goodwill 2,057
5,866
Current liabilities assumed (1,966)
Future tax liability (579)
Net assets acquired 3,321

Consideration
Cash 3,012
Amounts payable 309
3,321

Intangibles consist of $500,000 of acquired technology and $1,065,000 of customer lists and trademarks.

None of the goodwill acquired is deductible for tax purposes.

As part of the acquisition, the Company also acquired foreign non-capital loss carryforwards of approximately $2,979,000 which expire over 20 years but for which no value has been assigned. The valuation allowance recorded as of January 31, 2005 of $1,102,000 is attributable to future tax assets for which any subsequently recognized tax benefits will be allocated to reduce goodwill related to the acquisition of PointBase.

DataMirror Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[Tabular amounts in thousands of Canadian dollars, except per share data]

January 31, 2005

Under terms of the agreement and plan of merger, future payments of a portion of the funds received from an identified current customer of PointBase could have become due to the former shareholders of PointBase contingent upon the Company either securing additional revenue from or selling the business or a portion thereof to this customer.  The term during which the contingent consideration could have been earned expired in December 2004 with no additional payments becoming due.

On January 7, 2003, the Company acquired the technology and certain related assets of SmartSales Inc. [note 19], a developer of CRM solutions, in a cash transaction.  The Company acquired current assets valued at $15,000, capital assets valued at $22,000 and technology valued at $332,000 for cash consideration of $369,000.  The technology acquired was amortized over a term of one year.  The Company recorded $30,000 of additional expenses related to the acquisition during the year ended January 31, 2004, bringing the total value of the technology to $362,000 and cash consideration to $399,000.

Effective September 1, 2000, the Company acquired certain assets and liabilities of Constellar, a company engaged in the business of developing and marketing computer software products.  The acquisition has been accounted for under the purchase method of accounting.

As part of the purchase agreement, further cash payments of up to U.S. $3,000,000 were payable contingent on certain revenue targets being generated from the acquired technology during the three-year period ending August 31, 2003.  In November 2001, a payment of $724,000 was made in payment of contingent consideration of $856,000 for the period ended August 31, 2001 less a holdback of $132,000 related to assets purchased which were not realized.  The additional contingent payment has been added to the value of the technology acquired, bringing the total value of technology acquired to $12,382,000.  No payment of contingent consideration is due for the periods ended August 31, 2002 and August 31, 2003.

DataMirror Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[Tabular amounts in thousands of Canadian dollars, except per share data]

January 31, 2005

19. RELATED PARTY TRANSACTIONS

In the normal course of operations during the year ended January 31, 2003, the Company entered into several transactions with SmartSales Inc., a company with a common Chairman of the Board of Directors and significant shareholder.  The transactions consisted of rental income of $51,000.  These transactions were made at market prices under normal trade terms and conditions.  During fiscal 2003, SmartSales Inc. entered into receivership and the Company wrote off its rent receivable of $77,000.

20. RECONCILIATION OF CANADIAN GAAP TO U.S. GAAP

The consolidated financial statements of the Company have been prepared in accordance with Canadian GAAP which differ in certain material respects from U.S. GAAP.

The material differences as they apply to the Company's consolidated financial statements are as follows:

[a]

Balance sheet adjustments

As at January 31, 2005 2004
$ $

INVESTMENT
Balance under Canadian GAAP — 12,185
Unrealized gain on investment [i] — 7,742
Balance under U.S. GAAP — 19,927

GOODWILL
Balance under Canadian GAAP 5,175 5,175
Adjustment for recognition of tax loss carryforwards [ii] (128) (128)
Balance under U.S. GAAP 5,047 5,047

FUTURE TAX LIABILITIES
Balance under Canadian GAAP 103 1,076
Adjustment for future tax liability on unrealized gain [i] — 1,417
Balance under U.S. GAAP 103 2,493

DEFICIT
Balance under Canadian GAAP (4,300) (5,978)
Adjustment for stock-based compensation expense 1,208 798
Adjustment for recognition of tax loss carryforwards [ii] (128) (128)
Balance under U.S. GAAP (3,220) (5,308)

DataMirror Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[Tabular amounts in thousands of Canadian dollars, except per share data]

January 31, 2005

[i]

Under U.S. GAAP, investments classified as available for sale are carried at market value with unrealized gains or losses, net of tax, reflected as a component of other comprehensive income.  The Company's investment in Idion was classified as available for sale.

[ii]

Under U.S. GAAP, the realization of the benefit associated with utilizing tax losses which existed at the time of an acquisition but which were not recognized at that time is reflected as a reduction of goodwill relating to the acquisition in the period upon which the Company determines that such realization is more likely than not.  Under Canadian GAAP, prior to the adoption of the liability method in fiscal 2001, such benefit was recorded as a reduction of the income tax provision in the period of utilization.

[b]

The components of shareholders' equity under U.S. GAAP are as follows:

As at January 31, 2005 2004
$ $

Share capital 60,318 64,625
Accumulated other comprehensive income (loss) (498) 5,827
Deficit (3,220) (5,308)
Balance under U.S. GAAP 56,600 65,144

DataMirror Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[Tabular amounts in thousands of Canadian dollars, except per share data]

January 31, 2005

[c]

Reconciliation of net income (loss) under Canadian and U.S. GAAP:

Years ended January 31, 2005 2004 2003
$ $ $

Net income (loss) under Canadian GAAP 5,789 5,173 (2,439)
Stock-based compensation expense recorded
for Canadian GAAP purposes [i] 410 512 286
Impairment charge recorded for Canadian
GAAP purposes — — 4,595
Impairment charge recorded for U.S.
GAAP purposes [ii] — — (4,846)
Net income (loss) under U.S. GAAP 6,199 5,685 (2,404)
Unrealized gain (loss) on investments (6,325) 2,509 3,946
Comprehensive income (loss) under
U.S. GAAP (126) 8,194 1,542

Net income (loss) per share under U.S. GAAP
Basic 0.56 0.50 (0.21)
Diluted 0.55 0.49 (0.21)

[i]

Effective February 1, 2004, the Company retroactively adopted the changes the CICA made to Section 3870, "Stock-Based Compensation and Other Stock-Based Payments", which requires equity instruments awarded to employees to be measured and expensed using the fair value method.  The main impact for the Company was to record compensation expense relating to the award of stock options to employees. Under U.S. GAAP, the Company is not required to record this compensation expense [note 2].

[ii]

Included in the equity loss recorded for U.S. GAAP purposes is an amount for acquired in-process research and development.  Under U.S. GAAP, specifically Statement of Financial Accounting Standard ["SFAS"] No. 2, "Accounting for Research and Development Costs", acquired in-process research and development having no alternative future use must be written off at the time of acquisition.  The adjustment represents the value of the acquired in-process research and development capitalized under Canadian GAAP.

DataMirror Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[Tabular amounts in thousands of Canadian dollars, except per share data]

January 31, 2005

[d]

Other disclosures required under U.S. GAAP

Under U.S. GAAP, the Company measures compensation costs related to stock options granted to employees using the intrinsic value method as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees", as permitted by SFAS No. 123, "Accounting for Stock-Based Compensation".  However, SFAS No. 123 does require the disclosure of pro forma net income (loss) and earnings (loss) per share information as if the Company had accounted for its employee stock options under the fair value method prescribed by SFAS No. 123:

Years ended January 31, 2005 2004 2003
$ $ $

Net income (loss) for the year under U.S. GAAP 6,199 5,685 (2,404)
Stock-based compensation expense (519) (775) (826)
Pro forma net income (loss) for the year 5,680 4,910 (3,230)

Pro forma basic earnings (loss) per share 0.52 0.43 (0.28)
Pro forma diluted earnings (loss) per share 0.51 0.42 (0.28)

The Company has utilized the Black-Scholes option valuation model to estimate the fair value of options granted based on the following assumptions:

Years ended January 31, 2005 2004 2003

Risk-free interest rate 3.3% 3.3% 4.3%
Expected dividend yield 0% 0% 0%
Expected volatility 0.469 0.453 0.742
Expected option life [years] 2.0 2.1 2.2
Weighted average fair values of options granted $2.89 $3.96 $4.92

DataMirror Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[Tabular amounts in thousands of Canadian dollars, except per share data]

January 31, 2005

[e]

Recent accounting developments

As permitted by Statement 123 “Accounting for Stock-Based Compensation”, the Company currently accounts for share-based payments to employees using APB 25’s intrinsic value method and, as such, generally recognizes no compensation cost for employee options under U.S. GAAP.  In December 2004, an amended Statement 123 “Share-Based Payment” [“Statement 123(R)”) was issued, which requires all share-based payments to employees to be recognized in the income statement based on their fair value.

The Company expects to adopt Statement 123(R) for U.S. GAAP purposes on August 1, 2005.  While Statement 123(R) requires, on a prospective basis, the recognition of compensation cost for all employee awards that are outstanding and unvested on the effective date, the Company is permotted to choose whether it restates prior periods.  The Company is currently reviewing theses alternatives and has not yet determined the methodology for implementation.

The impact of adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future, however, the Company had the Company adopted Statement 123(R) in prior periods, the impact would have approximated the impact of Statement 123 as described in the disclosure of profoma net income (loss) and earnings (loss) per share in note 20 [d] to the consolidated financial statements.

The Financial Accounting Standards Board issued Interpretation No. 46, “Consolidation of Variable Interest Entities” [“Interpretation 46”] in December 2003.  Similar to AcG-15 in Canadian GAAP, Interpretation 46 provides criteria and guidelines to determine whether an entity is a variable interest entity to the Company for consolidation purposes.  The Company has reviewed its policies and determined that there is no impact on the consolidated financial statements as a result of the Company adopting these pronouncements.

In November 2001, the CICA approved Accounting Guideline No. 13, "Hedging Relationships", an accounting guideline establishing conditions which must be satisfied in order to apply hedge accounting.  The Company adopted these guidelines effective February 1, 2004.  There was no impact to the Company upon adoption of this guideline.

21. SUBSEQUENT EVENT

On February 8, 2005, the Company announced a substantial issuer bid [the “bid”] under which it indicated its intention to purchase for cancellation up to 2,000,000 of its common shares at a price of not less than $8.50 and not more than $10.00 per common share.  The bid was made by way of a Dutch auction tender, which provided shareholders with the opportunity to specify the price at which they were willing to sell their common shares.  The actual purchase price of $10.00 per common share, which was announced on March 22, 2005, was determined through an auction mechanism and was the lowest price within the price range at which the Company could purchase 2,000,000 of its common shares.  After making the necessary adjustments to avoid creating odd lots from the bid, the actual number of shares purchased for cancellation was 2,002,039.  All common shares tendered at or below $10.00 (subject to prorating and disregarding fractions and odd lots) were purchased at $10.00 and immediately cancelled.  The total purchase price including the costs associated with the offer was approximately $20,620,000, and will be accounted for as a reduction in share capital of $11,432,000 and an increase in deficit of $9,188,000.

BOARD OF DIRECTORS

P. Kirk Dixon

Secretary and Executive Vice President,

Business Development

Donald L. Lenz (1) (3)

Managing Director, Newport Partners

Bryan E. Plug (1) (2)

Keith Powell (2) (3)

Principal, Keith Powell Consulting Inc.

Nigel W. Stokes (3)

Chairman, President and

Chief Executive Officer

E. Herman Wallenburg

Chief Scientist

Donald Woodley (1) (2)

President, The Fifth Line Enterprise

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

(3) Member of the Corporate Governance Committee

EXECUTIVE OFFICERS

Nigel W. Stokes

Chairman, President and Chief Executive Officer

P. Kirk Dixon

Secretary and Executive Vice President, Business Development

E. Herman Wallenburg

Chief Scientist

Peter Cauley

Vice President Finance and Chief Financial Officer

Stewart Ritchie

Senior Vice President, Worldwide Sales

Paul Gilbert

Vice President, Sales U.S. & Canada

Don G. Symonds

Vice President, Sales, EMEA

Judy Parkes

Vice President, Technical Services

Lucian Mustatea

Vice President, Research & Development

AUDITORS

Ernst & Young LLP

P.O. Box 251

Ernst & Young Tower

Toronto, Ontario M5K 1J7

LEGAL COUNSEL

Blake, Cassels & Graydon LLP

Box 25, Commerce Court West

Toronto, Ontario M5L 1A9

REGISTRAR & TRANSFER AGENT

CIBC Mellon Trust Company

320 Bay Street, P.O. Box 1

Toronto, Ontario M5H 4A6

For any inquiries or change of address please call Answerline: (416) 643-5500 Or toll free: 1-800-387-0825

BANKER

Bank of Montreal

Innovation and Technology Centre

First Canadian Place

P.O. Box 3, Mezzanine Level

Toronto, Ontario M5X 1A3

INVESTOR RELATIONS

Send inquiries to:

Investor Relations

DataMirror Corporation

3100 Steeles Avenue East, Suite 1100

Markham, Ontario

L3R 8T3

Phone: (905) 415-0310 Ext. 284

Toll Free: 1-800-362-5955

Fax: (905) 415-5195

Email: investors@datamirror.com

Web Site: www.datamirror.com

COMMON SHARES

The common shares of the Company are listed on the Toronto Stock Exchange under the symbol DMC and on the NASDAQ National Market under the symbol DMCX.

About DataMirror

DataMirror (NASDAQ: DMCX; TSX: DMC), a leading provider of real-time, secure data integration, audit, and protection solutions, improves the integrity and reliability of information across all of the systems that create and store data. DataMirror’s flexible and affordable integration solutions allow customers to easily and continuously detect, translate, and communicate all information changes throughout the enterprise. DataMirror helps customers make better decisions by providing access to the continuous, accurate information they need to take timely action and move forward faster.

Over 2,000 companies have gained tangible business benefits from DataMirror software, including Debenhams, FedEx Ground, First American Bank, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada and has offices around the globe.

For more information, visit www.datamirror.com.

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